SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT
OF 1940
Amendment No. 35
File No. 811-1144
THE FINANCE COMPANY OF PENNSYLVANIA
400 Market Street
Suite 425
Philadelphia, Pennsylvania 19106
215-351-4778
Mr. Charles E. Mather III, President
400 Market Street
Suite 425
Philadelphia, Pennsylvania 19106

THE FINANCE COMPANY OF PENNSYLVANIA
FORM N-1A
The Finance Company of Pennsylvania (the “Company”) does not sell its shares and thus, does not prepare a prospectus.
PART A
Item 1. Front and Back Cover Pages — NOT REQUIRED
Item 2. Risk/Return Summary: Investment Objectives/Goals — NOT REQUIRED
Item 3. Risk/Return Summary: Fee Table — NOT REQUIRED
Item 4. Risk/Return Summary: Investments, Risks and Performance — NOT REQUIRED
Item 5. Management
Investment Advisers:
Cooke & Bieler, L.P. (“Cooke & Bieler”), acts as an investment adviser (without investment discretion) to the Company with respect to the Company’s portfolio of equity securities and investments.
Schroder Investment Management North America Inc. (“Schroders”), acts as an investment adviser to the Company with respect to the Company’s portfolio of fixed income securities and investments.
Portfolio Managers:
Cooke & Bieler

Portfolio Manager	Experience with Adviser	Title with Adviser

Kermit S. Eck, CFA	1980-1984, 1992 to Present	Partner, Portfolio Manager and Research Analyst

Michael M. Meyer, CFA	Since 1993	Partner, Portfolio Manager and Research Analyst

Steve Lyons, CFA	Since 2006	Principal, Portfolio Manager and Research Analyst

Edward W. O’Connor, CFA	Since 2002	Partner, Portfolio Manager and Research Analyst

R. James O’Neil, CFA	Since 1988	Partner, Portfolio Manager and Research Analyst

Daren Heitman, CFA	Since 2005	Principal, Portfolio Manager and Research Analyst

Mehul Trivedi, CFA	Since 1998	Partner, Portfolio Manager and Research Analyst

William Weber, CFA	Since 2010	Principal and Research Analyst

John Pickering, CFA	Since 2006	Partner and Portfolio Manager
Schroders

Portfolio Manager	Experience with Adviser	Title with Adviser

Susan Beck	Since 2003	Co-Head of Tax-Exempt Fixed Income

Dan Scholl	Since 2003	Co-Head of Tax-Exempt Fixed Income

Whitney Sweeney	Since 2006	Portfolio Manager

Portfolio Manager	Experience with Adviser	Title with Adviser

Ryan Haynes	Since 2003	Portfolio Manager

Dennis C. Darling	Since 2008	Portfolio Manager
Item 6. Purchase and Sale of Fund Shares
The Company does not sell its shares. The Company does, however, hold itself ready to redeem any of its outstanding shares at net asset value as determined on the day of final tender of the shares or on the next day on which the New York Stock Exchange is open. Shares of the Company may be redeemed by mail by writing directly to the Company.
Item 7. Tax Information
The Company has adopted the policy of paying out in dividends each year substantially all net investment income. Distributions received from the Company generally will be taxable as ordinary income or capital gains, unless you are investing through an IRA, 401(k) or other tax advantaged account. Consistent with existing policy, the Company pays the applicable Federal capital gains tax for shareholders and retains the net balance for reinvestment, except to the extent that such gains are considered to have been distributed to redeeming shareholders. Each year the Company advises its stockholders of the amount of capital gains taxes paid which is attributable to them, and they may claim a credit for this amount on their federal income tax returns.
Item 8. Financial Intermediary Compensation — NOT APPLICABLE
Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings
The business purposes of the Company, as set forth in its Articles of Incorporation, are to own, purchase and sell securities of business enterprises of any nature whatsoever; to own, hold, use, purchase and sell real and personal property of any nature whatsoever as principal and not as agent; and to carry on the business of an open-end investment company, as defined under the provisions of the Pennsylvania Business Corporation Law (as in effect on December 29, 1961). The Company’s investment objective in carrying out its business as an investment company is to seek long-term appreciation of its shareholders’ capital. Further reference is made to Item 16 of Part B of this Registration Statement for a description of its investment policies.
The Company invests primarily in common stocks and to a lesser extent fixed income securities. It also invests in U.S. Treasury notes and bills and registered money market funds as a liquidity technique to cover redemptions and as a temporary investment pending a decision to redeploy the proceeds of securities that were sold.
The authority to make, alter, amend or repeal these objectives is vested in the Board of Directors, subject to the power of the stockholders to approve such action. Item 16 of Part B identifies the investment policies of the Company which require stockholder approval to change.
The Board of Directors of the Company oversees the investment of its assets in order to preserve capital and produce income for the stockholders. The Board utilizes the services of Cooke & Bieler to assist with the investment of a portion of its equity holdings. The Board does not rely on Cooke & Bieler with respect to several of the Company’s holdings — PNC Bank Corp., Penn Virginia Corporation, Pennsylvania Warehousing and Safe Deposit Company, Exxon Mobil Corporation, Coca Cola Co., fixed income securities, the international and small cap mutual funds in which the Company invests and the money market funds, Treasury Notes and other short term investments used for the Company’s liquidity needs, such as redemptions, dividends and taxes. Cooke & Bieler’s style can be characterized as value oriented, and thus the overall approach of the Company to its equity portfolio may also be characterized as a value style. The Company has engaged the services of Schroder to provide the day-to-day investment management of the portion of the Company’s assets devoted to fixed-income investments.

Schroder’s practices a duration-neutral, relative value fixed income discipline. Schroder’s team focuses its efforts on identifying attractive issues from the bottom up, capitalizing on pricing inefficiencies identified through fundamental research. The Schroder team specifically avoids interest rate forecasting and sector rotation as, in Schroder’s belief, these techniques add no long-term value and cause unnecessary principal risk.
The Company does not engage in active trading; on the contrary, it makes a value judgment on the worth of an organization and tends to hold the security for the long term. The Board considers its investment approach to be conservative, and thus the risks are those risks generally applicable to the equity and fixed income markets. It has limited (under 10% in the aggregate) exposure to international securities and small cap securities which may involve more risks than the broad market. Also, as explained in Item 16 of Part B, it has had a significant portion of its assets invested in PNC Bank Corp. and thus is subject to the risks inherent in investing in banking institutions and having a significant portion (approximately 25%) of assets committed to one security.
Risks of Non-Diversification and Concentration in Banking Industry. The Company is subject to the risk of being concentrated. The Company has held shares of PNC Bank Corp. and its predecessors for over 40 years. Its holdings in PNC stock amount to approximately 18.07% of its portfolio. While the rest of its portfolio is diversified among various sectors, because of the concentration in PNC stock, the Company is subject to the risk that the banking industry and financial services sector generally will underperform the broader market, as well as the risk that issuers in that sector will be impacted by market conditions, legislative or regulatory changes or competition. The Company may also be more susceptible to changes in interest rates and other market and economic factors that affect financial services firms, including the effect of interest rate changes on the share prices of those financial service firms.
Equity Risk. Since it purchases primarily equity securities, the Company is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Company’s equity securities may fluctuate drastically from day-to-day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility which is a principal risk of owning shares in the Company.
Fixed Income Risk. The market value of fixed income investments change in response to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. During periods of falling interest rates, the values of outstanding fixed income securities generally rise. Moreover, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. During periods of falling interest rates, certain debt obligations with high interest rates may be prepaid (or “called”) by the issuer prior to maturity. This may cause the Company’s average weighted maturity to fluctuate, and may require the Company to invest the resulting proceeds at lower interest rates. In addition to these risks, fixed income securities may be subject to credit risk, which is the possibility that an issuer will be unable to make timely payments of either principal or interest.
International Investment Risk. The Company’s investments in securities of foreign issuers involve certain risks that are greater than those associated with investments in securities of U.S. issuers. These include risks of adverse changes in foreign economic, political, regulatory and other conditions, or changes in currency exchange rates or exchange control regulations (including limitations on currency movements and exchanges). In certain countries, legal remedies available to investors may be more limited than those available with respect to investments in the United States. The securities of some foreign companies may be less liquid and, at times, more volatile than securities of comparable U.S. companies. The Company may also experience more rapid or extreme changes in value as compared to a fund that invests solely in securities of U.S. companies because the securities’ markets of many foreign countries are relatively small, with a limited number of companies representing a small number of industries.
Small- and Mid-Cap Risk. Small- and mid-cap companies may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, small- and mid-cap companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. The securities of smaller companies are often traded in the over-the-counter market and, even if listed on a national securities exchange, the trading market (i.e., the volume of trades on any given day) for such securities may be less active than larger companies listed on that exchange. Consequently, the securities of these companies may be less liquid, may have limited market stability, and may be subject to more abrupt or erratic market movements than the securities of larger, more established companies. As a result, the prices of the smaller companies owned by the Company may be volatile.
Portfolio Holdings. A description of the Company’s policy and procedures with respect to the circumstances under which the Company discloses its portfolio securities is available in Item 16 of Part B of this Registration Statement.
Item 10. Management, Organization and Capital Structure
The Directors of the Company consist of five individuals, three of whom are not “interested persons” of the Company as defined in the Investment Company Act of 1940. The Directors of the Company are responsible for the overall supervision of the operations of the Company and perform the various duties imposed on the Directors of investment companies by the Investment Company Act of 1940.
COOKE & BIELER, L.P., which is located at 1700 Market Street, Suite 3222, Philadelphia, Pennsylvania, 19103, acts as an investment adviser (without investment discretion) to the Company. Cooke & Bieler is retained to furnish reports, statistical and research services, and advise and make recommendations with respect to the Company’s portfolio of equity securities and investments. Cooke & Bieler is paid a fee at an annual rate of fifty basis points (0.50%) of the Company’s portfolio value less the value of certain investments as to which it has no investment responsibility. Cooke & Bieler’s investment advisory fee is payable monthly in arrears on the last day of each month. For the fiscal year ended 12/31/10, the Company paid Cooke & Bieler investment advisory fees of $99,969.
The following portfolio managers of Cooke & Bieler, L.P. provide advice and recommendations with respect to the Company’s portfolio of equity securities and investments: Messrs. Kermit S. Eck, Michael M. Meyer, Edward W. O’Connor, R. James O’Neil, John Pickering, Daren Heitman, Mehul Trivedi, Steve Lyons and William Weber, CFA. The portfolio managers are jointly and primarily responsible for the advice and recommendations provided to the Company. The biography of each of these portfolio managers is set forth below. Additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Company (if any) is available in Item 20 of Part B of this Registration Statement.
Kermit S. Eck, CFA, joined Cooke & Bieler in 1980 and left in 1984 to become Director of Product Marketing for Eczel Corp. From 1987 to 1992, he served as Executive Vice President of Keystone Natural Water. He rejoined Cooke & Bieler in 1992 and currently is a Partner, Portfolio Manager and Research Analyst. Mr. Eck earned a B.S. in computer science from Montana State University and an M.B.A. from Stanford University.
Michael M. Meyer, CFA, began his career at Sterling Capital Management as an equity analyst and head equity trader. He joined Cooke & Bieler in 1993 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. Meyer earned his B.A. in economics at Davidson College and his M.B.A. from the Wharton School of Business.
Edward W. O’Connor, CFA, spent three years at Cambiar Investors in Denver, Colorado where he served as an equity analyst and portfolio manager and participated in Cambiar’s 2001 management buyout. He joined Cooke & Bieler in 2002 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. O’Connor earned his B.A. of Arts in economics and philosophy at Colgate University and his M.B.A. from the University of Chicago.

R. James O’Neil, CFA, served as an Investment Officer in the Capital Markets Department at Mellon Bank beginning in 1984. He joined Cooke & Bieler in 1988 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr O’Neil earned his B.A. in economics at Colby College and his M.B.A. from the Harvard School of Business.
Daren Heitman, CFA, worked as an analyst and a portfolio manager at Skyline Asset Management from 1995 to 2000, when he joined Schneider Capital Management as a senior analyst until 2005. Mr. Heitman came to Cooke & Bieler in 2005 where he is currently a Principal, Portfolio Manager and Research and Analyst. Mr. Heitman earned his B.S. in Finance at Iowa State University and his M.B.A. from the University of Chicago.
Mehul Trivedi, CFA, was a fixed income analyst at Blackrock Financial Management and then a product manager at PNC Asset Management. He joined Cooke & Bieler in 1998 where he is currently a Partner, Portfolio Manager and Research Analyst. Mr. Trivedi earned his B.A. in international relations at the University of Pennsylvania, a B.S. in economics at the Wharton School of Business and his M.B.A. from the Wharton School of Business.
Steve Lyons, CFA, worked in the investment services industry specializing in private equity and business valuation before returning to business school to complete his MBA. He joined Cooke & Bieler in the summer of 2005 as an intern and joined the firm permanently in August 2006. Mr. Lyons earned his B.S. in Finance at Arizona State University and his M.B.A. from the University of Chicago.
William Weber, CFA, graduated magna cum laude from Villanova University in 2002 with dual degrees in Finance and Engineering. He then worked at Cooke & Bieler for six years in various roles including marketing, operations and research support, before earning his MBA with honors from the University of Chicago Booth School of Business in 2010. While at Booth, he co-managed the school’s Student Managed Investment Fund and interned at T. Rowe Price Associates as an equity research analyst. He returned to Cooke & Bieler in 2010 and currently is a Principal and Research Analyst.
John Pickering, CFA, earned his undergraduate degree in 1978 from Harvard University, where he studied Economics and English, as well as captained the lightweight crew. John worked for over 20 years, including several as Managing Director, at Brown Bros. Harriman & Co., the private bank, in Philadelphia, Dublin and New York. Most recently, John was the Head of Wealth Management and an EVP at the Bryn Mawr Trust Company, based west of Philadelphia. He currently serves on the Boards of Episcopal Community Services (where he also chairs the Investment Committee), of The Historical Society of Pennsylvania and of Church Farm School, where he chairs the Audit Committee.
SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC. (“SCHRODERS”), which is located at 875 Third Avenue, 22nd Floor, New York, NY 10022, acts as an investment adviser to the Company. Schroders is retained to provide the Company investment research, advice and supervision and to continuously furnish a fixed income investment program for the Company’s portfolio of fixed income securities and investments. Schroders is paid a fee at an annual rate of 0.30% (30 basis points) of the value of the Company’s assets entrusted to Schroders. Schroder’s investment advisory fee is payable monthly in arrears on the last day of each month. For the fiscal year ended 12/31/10, the Company paid Schroders investment advisory fees of $19,154.
The following portfolio managers of Schroders are primarily responsible from making investment decisions for the Company’s portfolio of fixed income securities and investments: Dan Scholl, Whitney Sweeney, Susan Beck, Ryan Haynes and Dennis C. Darling. Ms. Beck and Mr. Scholl act as the lead portfolio managers for the Company. The other portfolio managers perform the following roles: conducting credit research and portfolio analysis, and trade securities. The biography of each of these portfolio managers is set forth below. Additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Company (if any) is available in Item 20 of Part B of this Registration Statement.
Susan Beck is Co-Head of Tax Exempt Fixed Income of Schroders and has been employed as an investment fund professional at Schroders since fall 2003. Previously, she was a Vice President and Portfolio Manager of Deutsche Asset Management since 1989.
Dan Scholl is Co-Head of Tax Exempt Fixed Income of Schroders and has been employed as an investment professional at Schroders since fall 2003. Previously, he was a Director and Portfolio Manager of Deutsche Asset Management since 1999.
Whitney Sweeney is Portfolio Manager of Schroders and has been employed as investment fund professional at Schroders since June 2006. Previously, she was an Assistant Vice President at MBNA Bank.
Ryan Haynes is a Portfolio Manager of Schroders and has been employed at Schroders since November 2003.
Dennis C. Darling is a Portfolio Manager of Schroders and has been employed as an investment fund professional at Schroders since April 2008. Previously, he was a Vice President with W. H. Mell (2004-2008).

A discussion regarding the Board of Directors’ consideration with respect to the approval of each of the Company’s investment advisory agreements is included in the Company’s June 30, 2010 Semi-Annual Shareholder Report, which covers the period January 1, 2010 to June 30, 2010.
The Bank of New York Mellon (“BNY Mellon”) is the Company’s Custodian. BNY Mellon is located at 2 Hanson Place, 8th Floor, Brooklyn, New York 11217. The custodian is responsible for the daily safekeeping of securities and cash held or sold by the Company.
DELOITTE & TOUCHE LLP acts as the Company’s independent registered public accounting firm. Deloitte & Touche is located at 1700 Market Street, Philadelphia Pennsylvania 19103.
The Company acts as its own transfer agent, dividend paying agent, and registrar.
Total expenses for the Company during fiscal year 2010 were $736,428 or 1.43% of the Company’s average net assets.
The authorized capital stock of the Company consists of 232,000 shares of capital stock, par value $10 each. Each share has equal dividend, distribution and liquidation rights. All dividends and distributions are payable in cash. Each holder of capital stock has one vote for each share held. Voting rights are cumulative for directors. The registrant met the requirements of Subchapter M of the Internal Revenue Code during the last fiscal year and does not anticipate any change in such status. The Company has adopted the policy of paying out in dividends each year substantially all net investment income. The Company pays the applicable Federal capital gains tax for shareholders and retains the net balance for reinvestment, except to the extent that such gains are considered distributed to redeeming shareholders. Shareholder inquiries should be directed to the Company by writing or telephoning the Company at the address or telephone number indicated on the cover of this registration statement.
Item 11. Shareholder Information
Shares of the Company may be redeemed by mail by writing directly to the Company. The redemption request must be signed exactly as the shareholder’s name appears on the form of registration and must include the account number. If shares are owned by more than one person, the redemption request must be signed by all owners exactly as their names appear in the registration. Stock certificates must be tendered along with the signed redemption request. Shares are generally redeemed for cash, but under certain circumstances may be redeemed in kind.
The net asset value per share of the Company is computed by dividing the total value of the assets of the Company, less its liabilities, by the total number of outstanding shares. Computations are made in accordance with generally accepted accounting principles, valuing each listed security at its last sale price on the day on which the determination is made, or if no price is available, the latest bid price is used. Securities listed on the NASDAQ National Market System are valued in accordance with the NASDAQ official closing price. Securities traded over-the-counter are valued at the mean of the latest available bid and asked prices. Securities for which market quotations are not readily available, such as The Pennsylvania Warehousing and Safe Deposit Company, are valued at fair value as determined in good faith by the Board of Directors.
Examples of when the Company may fair value a security include: when a security is de-listed or its trading is halted or suspended; when a security’s primary pricing source is unable or unwilling to provide a price; when a security’s primary trading market is closed during regular market hours; or when a security’s value is materially affected by events occurring after the close of the security’s primary trading market. By fair valuing securities, the Company seeks to establish prices that the Company might expect to realize upon the current sales of these securities. However, due to the subjective and variable nature of fair value pricing, there can be no assurance that the Company could obtain the fair value assigned to the security upon the sale of such security.
Frequent Purchases and Redemptions of Company Shares. The Company does not sell its shares and, therefore, the Board of Directors has not adopted procedures with respect to frequent purchases and redemptions of Company shares.
Dividends, Distribution and Tax Information. Income dividends are normally declared and paid quarterly and a net capital gain distribution is normally declared in December each year and paid in the following January for the preceding year.
Please consult your tax advisor regarding your specific questions about federal, state and local income taxes. The Company has elected to be taxed as a regulated investment company and intends to meet the requirements set forth in the Code to retain its status as such. The Company will distribute substantially all of its net investment income and net realized capital gains, if any. The dividends and distributions you receive, whether in cash or reinvested in additional shares of the Company, may be subject to federal, state and local taxation, depending upon your tax situation. Income distributions (including net short-term capital gains), other than distributions of qualified dividend income, are generally taxable at ordinary income tax rates. Capital gains distributions, if any, and distributions that are designated by the Company as qualified dividend income are generally taxable at the rates applicable to long-term capital gains. Consistent with existing policy, the Company intends to designate its net capital gains as “undistributed capital gains” which will be subject to tax at corporate rates. The Company’s shareholders will be required to include their share of such undistributed amount into their income for federal income tax purposes as long-term capital gain. Shareholders will be entitled to credit their proportionate shares of the tax paid by the Company on such undistributed amount against their federal income tax liabilities, if any, and to claim refunds on a properly filed U.S. tax return to the extent the credit exceeds such liabilities. For federal income tax purposes, the tax basis of shares owned by a shareholder of the Company will be increased by an amount equal to the difference between the amount of undistributed capital gains included in the shareholder’s gross income and the tax deemed paid by the shareholder as described above.
Each sale of Company shares may be a taxable event. The gain or loss on the sale of Company shares generally will be treated as a short-term capital gain or loss if you held the shares for 12 months or less or a long-term capital gain or loss if you held the shares for longer.
Recent legislation effective beginning in 2013 provides that U.S. individuals with income exceeding $200,000 ($250,000 if married and filing jointly) will be subject to a new 3.8% Medicare contribution tax on their “net investment income,” including interest, dividends, and capital gains (including capital gains realized on the sale or exchange of shares of the Company).
Item 12. Distribution Arrangements
a)	Sales Loads — None.

b)	Rule 12b-1 Fees — None.

c)	Multiple Class and Master-Feeder Funds — Not applicable.
Item 13. Financial Highlights Information — NOT REQUIRED.

PART B
THE FINANCE COMPANY OF PENNSYLVANIA
STATEMENT OF ADDITIONAL INFORMATION
April 30, 2011
The Finance Company of Pennsylvania (the “Company”) does not sell its shares and thus, does not prepare a prospectus. This Statement of Additional Information is not a Prospectus. It should be read in conjunction with Part A of this Registration Statement. Copies of the Registration Statement may be obtained by writing to The Finance Company of Pennsylvania, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106.

Item 15. Fund History
The Company was organized as a corporation by a special act of the General Assembly of the Commonwealth of Pennsylvania, approved May 12, 1871.
The Company, until December 29, 1961, carried on its business under a special charter granted by the General Assembly of the Commonwealth of Pennsylvania, approved May 12, 1871. Until December 29, 1961, it was engaged in the business of banking; it also held certain investments and parcels of real estate. On December 29, 1961, it filed Articles of Amendment with the Bureau of Corporations, Commonwealth of Pennsylvania, amending its charter to permit it to act as an open-end investment company; and on that date an agreement with the Secretary of Banking of the Commonwealth of Pennsylvania was entered into under which the Commonwealth recognized that the company was no longer engaged in the banking business.
Item 16. Description of the Fund and Its Investments and Risks
(a)	Classification. The Company is a nondiversified, open-end management investment company.

(b)	Investment Strategies and Risks. None except as described in Item 9.

(c)	Policies. In addition to the investment objectives and policies set forth under Item 9 of Part A, the Company has adopted the following policies relating to the investment of its assets and its activities, which are fundamental policies and may not be changed without the approval of the holders of a majority of the Company’s outstanding voting securities as defined in the Investment Company Act of 1940.
Fundamental Policies of the Company:
i)	The issuance of senior securities: the Company has not issued any senior securities, and it does not propose to issue any senior securities.

ii)	The borrowing of money: the Company has not borrowed money, and it does not propose to borrow money.

iii)	The underwriting of securities of other issuers: the Company has not underwritten securities of other issuers, and it does not propose to underwrite securities of other issuers.

iv)	The concentration of investments in particular industries: Consistent with its policy to diversify its investments among various industries, the Company will nonetheless concentrate its investments in the banking industry. The Company has held shares of PNC Bank Corp. for many years but has no intention of increasing the number of shares it owns. Because of the growth in the market value of its PNC Bank stock relative to the market value of its other holdings, PNC Bank represented as of the end of its most recent year more than 19% of the assets in its portfolio. On this basis alone, the Company may be deemed to be concentrating in the banking industry. The Company may determine that attractive opportunities exist to purchase securities in other banking organizations. In no event, however, will the Company invest more than 50% of its assets at any time in the banking industry.

v)	The purchase and sale of real estate or commodities: the Company has neither purchased nor sold commodities, commodity contracts or real estate, nor does it propose to do so in the future.

vi)	Making loans: The Company does not make loans.

vii)	Other Policies: The Company reserves freedom of action to, and from time to time, may invest in any type of security or property whatever, to the extent permitted by law. It is the policy of the Company to engage as its principal activity in the business of investing and reinvesting its capital in a widely diversified portfolio of securities with a view to holding those which appear to offer sound possibilities of current income and future growth of principal. To the extent that the Company presently owns securities of various corporations, it is its policy to retain those investments, adding to them if deemed advisable by the Board of Directors or the investment adviser, as applicable, so long as they appear to meet the criteria set forth above.

The Company may write call options on securities it owns, up to 5% of its total assets. A call option on a security gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. The initial purchase (sale) of an option contract is an “opening transaction.” In order to close out an option position, the Company may enter into a “closing transaction,” which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened. If the Company is unable to effect a closing transaction with respect to an option it has written, it will not be able to sell the underlying security until the option expires or the Company delivers the security upon exercise.

The Company may write covered call options as a means of increasing the yield on its assets and as a means of providing limited protection against decreases in its market value. When the Company sells an option, if the underlying securities do not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised, and the Company will realize as profit the premium received for such option. When a call option written by the Company is exercised, the Company will be required to sell the underlying securities to the option holder at the strike price, and will not participate in any increase in the price of such securities above the strike price.

Except as described above as to covered call options, the Company will not write or purchase options, including puts, calls, straddles, spreads or any combination thereof. Nor will the Company purchase or sell commodities, commodity contracts, oil, gas or mineral exploration or development programs, or real estate (although investments in marketable securities of companies engaged in such activities are not precluded in this restriction).

The Company may invest in fixed income securities, preferred stocks and common stocks of other issuers and securities of other investment companies. It reserves the right to invest in such securities in any proportion deemed advisable by its Board of Directors.

Except as noted above, the Company may invest no more than 25% of its assets in the securities of any one issuer, based on a valuation of its assets at the time of any investment in such securities.

It is not the policy of the Company to invest in companies for the purpose of exercising control or management.

The Company reserves the right to invest in securities of other investment companies if deemed advisable by its Board of Directors or the investment adviser, as applicable, within the limits prescribed by the Investment Company Act of 1940.

(d)	Temporary Defensive Position. The Board has no policy with respect to taking temporary defensive positions that are inconsistent with the Company’s principal investment strategies as described in Item 9.

(e)	Portfolio Turnover. The Company has no restrictions upon portfolio turnover of its investments. However, it is not the Company’s policy to engage in portfolio transactions with the objective of seeking profits from short-term trading. It does reserve the right, if deemed advisable or necessary by its Board of Directors or the investment adviser, as applicable, to sell any asset at any time, regardless of the holding period.

(f)	Disclosure of Portfolio Holdings. The Company’s Board of Directors has approved a policy and procedures that governs the timing and circumstances regarding the disclosure of Company portfolio holdings information to shareholders and third parties. These policies and procedures are designed to ensure that disclosure of information regarding the Company’s portfolio securities is in the best interests of Company shareholders, and include procedures to address conflicts between the interests of the Company’s shareholders, on the one hand, and those of the Company’s investment advisers on the other.

Pursuant to applicable law, the Company is required to disclose its complete portfolio holdings quarterly, within 60 days of the end of each fiscal quarter (currently, each March 31, June 30, September 30 and December 31). The Company discloses a complete schedule of investments in each semi-annual report and annual report to shareholders or, following the first and third fiscal quarters, in quarterly holdings reports filed with the SEC on Form N-Q. Semi-annual and annual reports are distributed to Company shareholders. Quarterly holdings reports filed with the SEC on Form N-Q are not distributed to Company shareholders, but are available, free of charge, on the EDGAR database on the SEC’s website at www.sec.gov.

In addition to the above, the Company’s policy is to provide information regarding portfolio holdings, or information derived from the Company’s portfolio holdings, ONLY to shareholders and service providers of the Company. This information will be made available to any shareholder upon his or her written request to the Secretary of the Company. Any officer or Director of the Company can authorize the release of the Company’s portfolio holdings information to a shareholder. The portfolio holdings information released to a shareholder will be current as of the most recent date that the Company calculated its net asset value. The Company does not permit selective disclosure of its portfolio holdings.

The Company’s policy prohibits the Company and its investment advisers from receiving any compensation or other consideration in connection with the disclosure of information about portfolio securities.

The Company’s service providers, such as its custodian and investment advisers, may receive portfolio holdings information as frequently as daily in connection with their services to the Company. In addition to any contractual provisions relating to confidentiality of information that may be included in the service providers’ contracts with the Company, these arrangements impose obligations on the Company’s service providers that would prohibit them from disclosing or trading on the Company’s non-public information.
Item 17. Management of the Fund
Information regarding directors and executive officers of the Company follows:

				NUMBER OF
				PORTFOLIOS
	EXPIRATION			IN
NAME, ADDRESS(1),	OF TERM OF		OTHER DIRECTORSHIPS	FUND
POSITION(S) HELD WITH	OFFICE AND	PRINCIPAL	HELD	COMPLEX
THE COMPANY, AND	LENGTH OF	OCCUPATION(S)	BY DIRECTOR DURING	OVERSEEN BY
AGE	TIME SERVED	DURING PAST 5 YEARS	THE PAST FIVE YEARS	DIRECTOR
INTERESTED DIRECTORS(2)

Charles E. Mather III Director and President Age: 76	2014 30 years	President and Director of Mather & Co., with which he has been associated for more than five years	Director of Penn Series Funds, Inc., a registered investment company consisting of 29 portfolios.	1

Herbert S. Riband, Jr. Director and Treasurer Age: 74	2013 17 years	Of counsel to the law firm of Saul, Ewing LLP	Director of Pennsylvania Warehousing and Safe Deposit Company	1

NON-INTERESTED DIRECTORS

Jonathan D. Scott Director Age: 58	2012 21 years	Partner, Veritable, L.P. (investment consulting firm). Formerly, Senior Vice President, PNC Bank Corp.	None	1

Shaun F. O’Malley Director Age: 75	2012 15 years	Retired. Formerly, Chairman, Price Waterhouse World Organization.	Director of The Philadelphia Contributionship and PolyMedix, Inc. Prior to 2007, Director of Federal Home Mortgage Corp., Horace Mann Educators Corp. and Philadelphia Consolidated Holdings, Inc.	1

Peter Bedell Director Age: 73	2013 7 years	Executive Vice-President, Burke Lawton Brewer & Burke (investment adviser) since September, 2008. Formerly, Chairman Emeritus, Walnut Asset Management (investment adviser) and Rutherford Brown & Catherwood, LLC (investment adviser)	None	1

(1)	The address of all Directors is 400 Market Street, Suite, 425, Philadelphia, PA 19106.

(2)	The two interested directors are classified as such because they are executive officers of the Company.
Board of Directors
     The Board of Directors has overall responsibility for the Company’s affairs. It retains and reviews its chief executive and chief financial officers who have overall daily responsibility for the Company’s affairs. The Board also retains the overall investment responsibility for the Company’s equity investments after receiving recommendations from Cooke & Bieler, L.P., an investment adviser to the Company.
The Board has two standing committees: Executive Committee and Audit Committee. The Executive Committee, composed of Messrs. Mather and Riband, meets only under unusual circumstances when the full Board cannot meet, and its authority is thereby limited. The Audit Committee is composed of Messrs. Scott, Bedell and O’Malley. This Committee is responsible principally for recommending the Company’s independent accountants, reviewing the adequacy of the Company’s internal accounting controls and reviewing auditing fees. During the fiscal year ended December 31, 2010, the Executive Committee met once and the Audit Committee met twice. All members of the committees attended each meeting.
     No officer or director of the Company has any employment or ownership relationship with Cooke & Bieler, L.P. or Schroder Investment Management North America, Inc., the Company’s investment advisers.
The following table sets forth the dollar-value range of Common Stock of the Company beneficially owned by the directors of the Company, as of December 31, 2010:

DIRECTORS	DOLLAR RANGE OF SHARES
INTERESTED DIRECTORS	OWNED BENEFICIALLY(1)
Charles E. Mather III	Over $100,000
Herbert S. Riband, Jr.	$10,001-$50,000

INDEPENDENT DIRECTORS
Jonathan D. Scott	None
Shaun F. O’Malley	$10,001-$50,000
Peter Bedell	$10,001-$50,000

(1)	For purposes of this Registration Statement, beneficial ownership of shares is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of the shares, regardless of any economic interest therein.
COMPENSATION. The Company pays each Director who is not a salaried officer an annual fee and a fee for each meeting of the Board and each meeting of the Executive Committee and Audit Committee actually attended. Aggregate remuneration for all officers and directors as a group (8 persons) during the year was $303,638, including $61,375 paid to directors who were not salaried officers of the Company. The Company rented office space from Mr. Mather’s employer, Mather & Co., for an annual rent of $18,658. The Board, with Mr. Mather abstaining, approved such rental payments as being in the Company’s best interests.
The aggregate compensation paid by the Company to each of its directors and each of the three highest paid executive officers who received more than $60,000 for the fiscal year ended December 31, 2010 is set forth in the table below. None of the Company’s directors is a director of any other investment company in a “fund complex” with the Company (that is, an investment company held out to investors as being related to the Company and that receives investment advisory services from the Company’s investment adviser or any affiliated person of the Company’s investment adviser) and, therefore, the column for compensation paid by the Company and a fund complex is omitted.

			Pension or Retirement
	Aggregate Compensation		Benefit Accrued as Part of	Estimated Annual Benefits
Name	from the Company		Company Expenses	Upon Retirement
Interested Directors
Charles E. Mather, III	$85,300	1/	$0	$0
Herbert S. Riband, Jr.	$15,550		$0	$0
Non-Interested Directors
Jonathan D. Scott	$15,550		$0	$0
Shaun F. O’Malley	$14,725		$0	$0
Peter Bedell	$15,550		$0	$0
Officer
Salvatore R. Faia, Chief Compliance Officer	$77,264		$0	$0

1/	Mr. Mather receives no compensation for serving as director of the Company.
          Board Responsibilities. The management and affairs of the Company are overseen by the Directors. The Board has approved contracts under which certain companies provide essential management services to the Company. The Board of Directors of the Company oversees the investment of its assets in order to preserve and grow capital and produce income for the stockholders. The Board utilizes the services of Cooke & Bieler to assist with the investment of a portion of the Company’s equity holdings. The Board does not rely on Cooke & Bieler with respect to several of the Company’s equity holdings. The Company has engaged the services of Schroders to provide the day-to-day investment management of most of the Company’s assets devoted to fixed-income investments. The Company has engaged the services of The Bank of New York Mellon for the daily safekeeping of securities and cash held or sold by the Company. The Company has engaged the services of Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm.
          The day-to-day business of the Company, including the management of risk, is performed by third party service providers, such as Cooke & Bieler and Schroders (together, the “Advisers”). The Directors are responsible for overseeing the Company’s service providers and, thus, have oversight responsibility with respect to risk management performed by those service providers. Risk management is the process of identifying and addressing risks, i.e., events or circumstances that could have material adverse effects on the business, operations, investment performance or reputation of the Company. The Company and its service providers employ a variety of processes, procedures and controls to identify various possible risk-related events or circumstances, to lessen the probability of their occurrence and/or to mitigate the effects of such events or circumstances if they do occur. The Board has emphasized to the Company’s service providers the importance of maintaining vigorous risk management.
The Company’s service providers periodically present the Board with information concerning their compliance with the investment objectives, strategies and limitations of the Company. Additionally, Cooke & Bieler and Schroders each provides the Board with an overview of, among other things, its investment philosophy, brokerage practices and compliance infrastructure. Thereafter, the Board continues its oversight function as various personnel, including the Company’s Chief Compliance Officer, as well as personnel of the Advisers and other service providers such as the Company’s independent accountants, make periodic reports to the Audit Committee or to the Board with respect to various aspects of risk management. The Board and the Audit Committee oversee efforts by management and service providers to manage risks to which the Company may be exposed.
The Board is responsible for overseeing the nature, extent and quality of the services provided to the Company by the Advisers and receives information about those services at its regular meetings. In addition, in connection with its consideration of whether to annually renew the Advisory Agreements between the Company and each of the Advisers, the Board annually reviews each Adviser’s services. Among other things, the Board regularly considers the Advisers’ adherence to the Company’s investment restrictions and compliance with various Company policies and procedures and with applicable securities regulations.

The Company’s Chief Compliance Officer reports regularly to the Board to review and discuss compliance issues and the Company’s risk assessments. At least annually, the Company’s Chief Compliance Officer provides the Board with a report reviewing the adequacy and effectiveness of the Company’s policies and procedures and those of its service providers, including the Advisers. The report addresses the operation of the policies and procedures of the Company and each service provider since the date of the last report; any material changes to the policies and procedures since the date of the last report; any recommendations for material changes to the policies and procedures; and any material compliance matters since the date of the last report.
The Board receives reports from the Company’s service providers regarding operational risks and risks related to the valuation and liquidity of portfolio securities. Annually, the independent registered public accounting firm reviews with the Audit Committee its audit of the Company’s financial statements, focusing on major areas of risk encountered by the Company and noting any significant deficiencies or material weaknesses in the Company’s internal controls. Additionally, in connection with its oversight function, the Board oversees Company management’s implementation of disclosure controls and procedures, which are designed to ensure that information required to be disclosed by the Company in its periodic reports with the SEC are recorded, processed, summarized, and reported within the required time periods. The Board also oversees the Company’s internal controls over financial reporting, which comprise policies and procedures designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements.
From their review of these reports and discussions with the Advisers, the Chief Compliance Officer, the independent registered public accounting firm and other service providers, the Board and the Audit Committee learn about the material risks of the Company, thereby facilitating a dialogue about how management and service providers identify and mitigate those risks.
The Board recognizes that not all risks that may affect the Company can be identified and/or quantified, that it may not be practical or cost-effective to eliminate or mitigate certain risks, that it may be necessary to bear certain risks (such as investment-related risks) to achieve the Company’s goals, and that the processes, procedures and controls employed to address certain risks may be limited in their effectiveness. Moreover, reports received by the Directors as to risk management matters are typically summaries of the relevant information. Most of the Company’s investment management and business affairs are carried out by or through the Advisers and the Company’s other service providers each of which has an independent interest in risk management but whose policies and the methods by which one or more risk management functions are carried out may differ from the Company’s and each other’s in the setting of priorities, the resources available or the effectiveness of relevant controls. As a result of the foregoing and other factors, the Board’s ability to monitor and manage risk, as a practical matter, is subject to limitations.
          Members of the Board. There are five members of the Board of Directors, three of whom are not interested persons of the Company, as that term is defined in the 1940 Act (“independent Directors”). Charles E. Mather, III, an interested person of the Company, serves as President of the Company and is Chairman of the Board. Herbert S. Riband, Jr., an interested person of the Company, serves as the Treasurer of the Company and a Director. Messrs. Mather and Riband are classified as interested persons of the Company because they are executive officers of the Company. The Company does not have a single lead independent Director.
          The Company has determined its leadership structure is appropriate given the specific characteristics and circumstances of the Company. The Company made this determination in consideration of, among other things, the fact that the independent Directors constitute a majority (60%) of the Board, that the Audit Committee of the Board is comprised entirely of independent Directors, that the Company does not sell its shares, and the amount of assets under management in the Company. The Board also believes that its leadership structure facilitates the orderly and efficient flow of information to the independent Directors from Company management.

The Board of Directors has two standing committees: the Audit Committee and the Executive Committee. The Audit Committee is chaired by an independent Director and composed of all of the independent Directors. The Executive Committee, composed of Messrs. Mather and Riband, meets only under unusual circumstances when the full Board cannot meet, and its authority is thereby limited.
Individual Director Qualifications
The Company has concluded that each of the Directors should serve on the Board because of their ability to review and understand information about the Company provided to them by management, to identify and request other information they may deem relevant to the performance of their duties, to question management and other service providers regarding material factors bearing on the management and administration of the Company, and to exercise their business judgment in a manner that serves the best interests of the Company’s shareholders. The Company has concluded that each of the Directors should serve as a Director based on their own experience, qualifications, attributes and skills as described below.
The Company has concluded that Mr. Mather should serve as Director because of the experience he has gained as the President and Chief Executive Officer of an insurance brokerage and consulting firm and in his role as a director of another registered investment company consisting of 29 portfolios, his knowledge of and experience in the financial services industry, and the experience he has gained serving as a director of the Company since 1981.
The Company has concluded that Mr. Riband should serve as Director because of the experience he gained as an attorney for a large law firm and as a director of a private company, his experience in and knowledge of the financial services industry, and the experience he has gained serving as a director of the Company since 1994.
The Company has concluded that Mr. Scott should serve as Director because of the experience he gained as a partner at an investment consulting firm and as a senior vice president at a major banking institution, his experience in and knowledge of the financial services and banking industries, and the experience he has gained serving as a director of the Company since 1990.
The Company has concluded that Mr. O’Malley should serve as Director because of the experience he gained as a certified public accountant and as chairman of a major accounting firm, his experience in and knowledge of public company accounting and auditing and the financial services industry and his experience from serving as a director of the Company since 1996.
The Company has concluded that Mr. Bedell should serve as Director because of the experience he gained serving in a variety of executive-level positions for several investment advisory firms, his experience in and knowledge of the financial services industry, and the experience he has gained serving as a director of the Company since 2004.
In its periodic assessment of the effectiveness of the Board, the Board considers the complementary individual skills and experience of the individual Directors primarily in the broader context of the Board’s overall composition so that the Board, as a body, possesses the appropriate (and appropriately diverse) skills and experience to oversee the business of the Company. Moreover, references to the qualifications, attributes and skills of Directors are pursuant to requirements of the Securities and Exchange Commission, do not constitute holding out of the Board or any Director as having any special expertise or experience, and shall not be deemed to impose any greater responsibility or liability on any such person or on the Board by reason thereof.
Code of Ethics. The Company and its investment advisers, Cooke & Bieler, L.P., and Schroder Investment Management, North America, Inc., have adopted Codes of Ethics pursuant to Rule 17j-1. The Company’s Code does not prohibit the investment by persons subject to the Code in securities that may be purchased by the Company. However, any such purchase is subject to preclearance procedures. The Codes are on file with, and available to the public from, the Securities and Exchange Commission.

PROXY VOTING POLICY. The following is the Proxy Voting Policy (the “Policy”) of The Finance Company of Pennsylvania (the “Company”). The purpose of the Policy is to set forth the process by which the Company will vote proxies related to the assets in its investment portfolio (the “portfolio securities”). The Policy may be amended only by the Board. The Board shall review the Policy at its discretion, and make any revisions thereto as deemed appropriate.
Proxy Voting Policy. The Company’s Policy is to vote all proxies for portfolio securities in a manner considered by the Board to be in the best interest of the Company and its shareholders without regard to any benefit to any other person or entities. In furtherance of this Policy, the Board may delegate the authority and responsibility to vote all proxies related to the Company’s portfolio securities to one of its members (the “Designee”) subject to the general oversight responsibilities of the entire Board.
The Policy of the Company is to examine each proxy proposal and vote against the proposal when, in its judgment, approval or adoption of the proposal would be expected to adversely impact the current or potential market value of the issuer’s securities or the best interests of the Company’s shareholders. The Company determines the best interests of its shareholders in light of the potential economic return on the Company’s investment.
On occasions when the Board determines that the cost associated with the attempt to vote a particular proxy outweighs the potential benefits shareholders may derive from voting; including voting foreign proxies, the Board may decide not to attempt to vote such proxy.
Conflicts of Interest. Because the responsibility for voting all proxies related to the Company’s portfolio securities is retained by the Board, the Company does not foresee any instance in which a proxy proposal would present a material conflict of interest between the Company and/or its Board and the Company’s shareholders. Nevertheless, if a Designee has any relationship with a party making a proposal or there is any other matter known to such Designee that would reasonably be considered to create the potential for a material conflict of interest between such Designee and the Company’s shareholders, the Designee is required to disclose such fact to the Board. If it is determined that a Designee has a material conflict of interest with respect to a given proposal, the Board will designate another member of the Board as its Designee for the purpose of voting on such proposal or will vote on such proposal in accordance with the recommendations provided by an independent unaffiliated proxy firm (e.g., Institutional Shareholder Services). In the unlikely instance that the Board determines that a proxy proposal presents a material conflict of interest between the Company and its shareholders, the Board will vote such proxies in accordance with the recommendations provided by an independent unaffiliated proxy firm.
Proxy Voting Record. The Company is required to disclose annually the Company’s complete proxy voting record on Form N-PX. The Company’s proxy voting record for the most recent 12 month period ended June 30th is available upon request by calling 1-215-351-4778 (you may call collect) or by writing to the Company at The Finance Company of Pennsylvania, 400 Market Street, Suite 425, Philadelphia, Pennsylvania 19106. The Company’s Form N-PX will also be available on the SEC’s website at www.sec.gov.
Item 18. Control Persons and Principal Holders of Securities
As of April 30, 2011, the following stockholders were beneficial owners, having voting and investment power, or sharing voting and investment power, of more than 5% of the capital stock of the Company.

TITLE OF		NO. OF	PERCENT OF
CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES	CLASS
Common	PNC Bank, sole trustee of various trusts, 620 Liberty Ave., Pittsburgh, PA 15222	28,826	64.03%

Common	PNC Bank, as co-trustee, custodian or adviser/agent of other accounts, 620 Liberty Ave., Pittsburgh, PA 15222	2,590	5.75%

While PNC Bank has the power to vote over 25% of the Company’s outstanding shares and this falls within the definition of “control person,” it may exercise the voting power only as a fiduciary to the many individual trusts of which it is trustee or co-trustee. Accordingly, the Company does not believe PNC Bank is actually a controlling person.
Management Ownership. As of April 30, 2011 the aggregate amount of shares owned by the officers and directors of the Company is less than 1%.
Item 19. Investment Advisory and Other Services
Cooke & Bieler, L.P. (“C&B”), which is located at 1700 Market Street, Suite 3222, Philadelphia, Pennsylvania, 19103, acts as an investment adviser (without investment discretion) to the Company pursuant to an investment advisory agreement dated April 29, 2005. C&B is retained to furnish reports, statistical and research services, and advise and make recommendations with respect to the Company’s portfolio of equity securities and investments. C&B is a Pennsylvania limited partnership. The general partner of C&B is CBGP, LLC, a Pennsylvania limited liability company, the managers of which are Kermit Eck, John P. McNiff, Edward W. O’Connor, and Michael M. Meyer. Kermit Eck, Edward W. O’Connor, and Michael M. Meyer are also limited partners of C&B while John P. McNiff is also the general partner of C&B Partner, L.P which is also a limited partner of C&B.
As compensation for its services, the Company pays C&B an investment advisory fee at an annual rate of fifty basis points (0.50%) (the “Fee”). The Fee is payable monthly in arrears on the last day of each month. The Fee is determined based upon the value of the assets of the Company C&B is managing at the end of the month immediately preceding the date of payment (the “Portfolio Value”). For purposes of calculating the Fee, Portfolio Value equals the market value of such assets, including cash, which is computed in the same manner as that used to establish the net asset value of the Company’s shares, except as noted in the following sentence. The following are excluded when calculating Portfolio Value: (a) the value of the holdings of the Company at the applicable dates in PNC Bank Corp. (formerly PNC Financial Corporation), Pennsylvania Warehousing & Safe Deposit Company, Penn Virginia Corporation, Exxon Mobil Corporation, their successors, United States Treasury Notes, Dreyfus International Stock I, Oakmark International Fund I, Harbor International Fund, a series of Harbor Fund, the ETF shares of the Vanguard Emerging Markets Stock Index Fund, a series of Vanguard International Equity Index Funds, and fixed income securities; (b) the value of the holdings of the Company at the applicable dates in such other companies as may be mutually agreed upon by the Company and C&B; and (c) the amount of any accrued liability for the payment of taxes on the net gains from the sales of the Company’s portfolio securities. The exclusion of the holdings listed above is appropriate as they are all holdings either without any regular trading market or without an active regular market and/or with respect to each of which the officers and directors of the Company have particularly close knowledge.
The total dollar amount paid by the Company to C&B under the investment advisory agreement for the last three fiscal years (2008, 2009 and 2010) was $103,358, $84,197 and $99,969 respectively.
Schroder Investment Management North America Inc. (“Schroder”), which is located at 875 Third Avenue, 22nd Floor, New York, NY 10022, acts as an investment adviser to the Company pursuant to an investment advisory agreement dated April 29, 2005. Schroder is retained to provide the Company investment research, advice and supervision and to continuously furnish a fixed income investment program for the Company’s portfolio of fixed income securities and investments. Schroder is a Delaware corporation and a wholly-owned subsidiary of Schroder U.S. Holdings Inc. (“Schroder US”), which, in turn, is a wholly-owned subsidiary of Schroder International Holdings (“SIH”). SIH is a wholly-owned subsidiary of Schroder Administration Limited (“SAL”), which, in turn, is a wholly-owned subsidiary of Schroder Holdings plc. (“Schroder Holding”). Schroder Holding is a wholly-owned subsidiary of Schroders plc. (“Schroders plc.”), which is a publicly-owned holding company organized under the laws of England. Almost half of the voting capital of Schroders plc. is owned by the Schroder family.

As compensation for its services, the Company pays Schroder an investment advisory fee at an annual rate of 0.30% (30 basis points) of the value of the Company’s assets entrusted to Schroder. Schroder’s investment advisory fee is payable monthly in arrears on the last day of each month.
The total dollar amount paid by the Company to Schroder under the investment advisory agreement for the last three fiscal years (2008, 2009 and 2010) was $20,270, $18,704 and $19,545 respectively.
The investment advisory agreements between the Company and C&B and the Company and Schroder, each dated April 29, 2005, are scheduled to continue in effect for an initial two year term, and may be continued from year to year thereafter if approved by a majority vote of the Directors, including a majority vote of such Directors who are not interested persons of the Company or, as applicable, C&B or Schroder, cast in person at a meeting called for the purpose of voting on such approval or as otherwise required by the Investment Company Act of 1940, as amended (the “1940 Act”). Each agreement can be terminated at any time and without penalty by the investment adviser on at least 30 days’ written notice and by the Company upon a vote of its Board or upon the affirmative vote of a majority of the Company’s outstanding voting securities. Each agreement also will terminate automatically upon its assignment, as such term is defined in the 1940 Act.
Item 20. Portfolio Managers
          This section includes information about the Company’s portfolio managers, including information about other accounts they manage, the dollar range of Company shares they own (if any) and how they are compensated.
          Cooke & Bieler, L.P.
     The following information supplements, and should be read in conjunction with, the section in the Prospectus discussing the portfolio managers of Cooke & Bieler, L.P. The following portfolio managers of Cooke & Bieler, L.P. provide advice and recommendations with respect to the Company’s portfolio of equity securities and investments: Messrs. Kermit S. Eck, Michael M. Meyer, Edward W. O’Connor, R. James O’Neil, John Pickering, Mehul Trivedi, Steve Lyons and Daren Heitman (together, the “Portfolio Managers”).
Management of Other Accounts. As of the Company’s most recent fiscal year ended December 31, 2010, each of the Portfolio Managers managed a total of two registered investment companies totaling $589 million in assets. They each also managed one other pooled investment vehicle totaling $13 million in assets and managed 153 other accounts totaling $3.5 billion. For two of the other accounts (i.e., a non-registered investment company) totaling $257 million in assets, the investment advisory fee is based on the account’s performance.
Material Conflicts. The Portfolio Managers face inherent conflicts of interest in their day-to-day management because they manage multiple accounts. For instance, to the extent that the Portfolio Managers manage accounts with different investment strategies, they may from time to time be inclined to purchase securities, including initial public offerings, for one account but not for another account. Additionally, some of the accounts managed by Portfolio Managers have different fee structures, including performance fees, which are or have the potential to be higher or lower, in some cases significantly higher or lower, than the fees paid by the Company. This difference in fee structure may provide an incentive to the Portfolio Managers to allocate more favorable trades to the higher paying accounts.
To minimize the effects of these inherent conflicts of interest, C&B has adopted and implemented policies and procedures, including brokerage and trade allocation policies and procedures, that it believes address the potential conflicts associated with managing portfolios for multiple clients and ensure that all clients are treated fairly and equitably. Additionally, C&B minimizes inherent conflicts of interest by assigning Portfolio Managers to accounts having similar objectives. Accordingly, security block purchases are allocated to all accounts with similar objectives in proportionate weightings.

Compensation. As of the Company’s most recent fiscal year ended December 31, 2010, the Portfolio Managers were compensated using similar compensation structures among all accounts managed. They each received a fixed cash salary and an annual bonus from a bonus pool based on the pre-tax performance of individual securities selected by the Portfolio Managers. C&B measures performance of securities against the S&P 500 Index and the Russell 1000 Value Index for the Large Cap Value strategy accounts. Bonus allocations are determined by an annual peer review process conducted by the investment team. Allocations vary depending primarily on the four year rolling investment results attributed to each individual security. The Portfolio Managers also receive a fixed deferred compensation. Partners of Cooke & Bieler receive a return proportionate to their investment based upon the firm’s overall success.
Beneficial Ownership in the Company. As of the Company’s most recent fiscal year ended December 31, 2010, the Portfolio Managers did not beneficially own any securities of the Company.
Schroder Investment Management North America Inc. (“Schroders”)
The following information supplements, and should be read in conjunction with, the section in the Prospectus discussing the portfolio managers of Schroders. The following portfolio managers of Schroder are primarily responsible for making investment decisions for the Company’s portfolio of fixed income securities and investments: Dan Scholl, Susan Beck, Whitney Sweeney, Ryan Haynes and Dennis C. Darling.
Other Accounts Managed. The following table shows information regarding other accounts managed by the portfolio managers of the Company, as of December 31, 2010:

			Number of	Total Assets in
			Accounts where	Accounts where
			Advisory Fee is	Advisory Fee is
	Number of	Total Assets in	Based on Account	Based on Account
	Accounts	Accounts	Performance	Performance
Registered	NONE	$ NONE	None	None
Investment Companies
Other Pooled	2	$ 120.03 MILLION	None	None
Investment Vehicles
Other Accounts	157	$ 1.84 BILLION	None	None
Material Conflicts of Interest. Whenever a portfolio manager of the Company manages other accounts, potential conflicts of interest exist, including potential conflicts between the investment strategy of the Company and the investment strategy of the other accounts. For example, in certain instances, a portfolio manager may take conflicting positions in a particular security for different accounts, by selling a security for one account and continuing to hold it for another account. In addition, the fact that other accounts require the portfolio manager to devote less than all of his or her time to the Company may be seen itself to constitute a conflict with the interest of the Company.
A portfolio manager may also execute transactions for another fund or account at the direction of such fund or account that may adversely impact the value of securities held by the Company. Securities selected for funds or accounts other than the Company may outperform the securities selected for the Company. Finally, if the portfolio manager identifies a limited investment opportunity that may be suitable for more than one fund or other account, the Company may not be able to take full advantage of that opportunity due to an allocation of that opportunity across all eligible funds and accounts. Schroders’ policies, however, require that portfolio managers allocate investment opportunities among accounts managed by them in an equitable manner over time.

The structure of a portfolio manager’s compensation may give rise to potential conflicts of interest. A portfolio manager’s base pay tends to increase with additional and more complex responsibilities that include increased assets under management, which indirectly links compensation to sales. Also, potential conflicts of interest may arise since the structure of Schroders’ compensation may vary from account to account.
Schroders has adopted certain compliance procedures that are designed to address these, and other, types of conflicts. However, there is no guarantee that such procedures will detect each and every situation where a conflict arises.
Compensation. Each portfolio manager is paid in a combination of base salary and annual discretionary bonus, as well as the standard retirement, health and welfare benefits available to all Schroders employees. Base salary of Schroders employees is determined by reference to the level of responsibility inherent in the role and the experience of the incumbent, and is benchmarked annually against market data to ensure competitive salaries. Each portfolio manager’s base salary is fixed and is subject to an annual review and will increase if market movements make this necessary or if there has been an increase in his or her responsibilities.
Schroders’ methodology for measuring and rewarding the contribution made by portfolio managers combines quantitative measures with qualitative measures. Each portfolio manager is compensated in a combination of base salary and annual bonus, as well as the standard retirement, health and welfare benefits available to all Schroders employees. Base salary of Schroders employees is determined by reference to the level of responsibility inherent in the role and the experience of the incumbent, is benchmarked annually against market data to ensure competitive salaries, and is paid in cash. The portfolio managers’ base salary is fixed and is subject to an annual review and will increase if market movements make this necessary or if there has been an increase in responsibilities.
Each portfolio manager’s bonus is based in part on performance. Discretionary bonuses for portfolio managers may be comprised of an agreed contractual floor, a revenue component and/or a discretionary component. Any discretionary bonus is determined by a number of factors. At a macro level the total amount available to spend is a function of the compensation to revenue ratio achieved by Schroders globally. Schroders then assesses the performance of the division and of a management team to determine the share of the aggregate bonus pool that is spent in each area. This focus on “team” maintains consistency and minimizes internal competition that may be detrimental to the interests of Schroders clients. For each team, Schroders assesses the performance of their funds relative to competitors and to relevant benchmarks, which may be internally- and/or externally-based, over one and/or three year periods, the level of funds under management and the level of performance fees generated. Performance is evaluated for each quarter, year and since inception of the Fund. The portfolio managers’ compensation for other accounts they manage may be based upon such accounts’ performance.
For those employees receiving significant bonuses, a part may be deferred in the form of Schroders plc stock. These employees may also receive part of the deferred award in the form of notional cash investments in a range of Schroders funds. These deferrals vest over a period of three years and are designed to ensure that the interests of the employees are aligned with those of the shareholders of Schroders.
For the purposes of determining the portfolio managers’ bonuses, the relevant external benchmarks for performance comparison include the Barclays Capital Aggregate Bond Index as well as other relevant fixed income indices determined by client guidelines for Messrs. Scholl, Haynes and Darling and Mses. Beck and Sweeney as portfolio managers to the Company.
Beneficial Ownership in the Company. As of the Company’s most recent fiscal year ended December 31, 2010, the portfolio managers did not beneficially own any securities of the Company.
Item 21. Brokerage Allocation and Other Practices

The Company’s investment advisers are responsible for implementing decisions for the purchase and sale of portfolio securities, including the negotiation of commissions and the allocation of principal business and portfolio brokerage. Purchases and sales of securities on a stock exchange or certain riskless principal transactions placed on NASDAQ are typically effected through brokers who charge a commission for their services. Purchases and sales of fixed income securities may be transacted with the issuer, the issuer’s underwriter, or a dealer. The Company does not usually pay brokerage commissions on purchases and sales of fixed income securities, although the price of the securities generally includes compensation, in the form of a spread or a mark-up or mark-down, which is not disclosed separately. The prices the Company pays to underwriters of newly-issued securities usually include a commission paid by the issuer to the underwriter. Transactions placed through dealers who are serving as primary market makers reflect the spread between the bid and asked prices.
During the past year the Company engaged in a number of brokerage transactions in the ordinary course of business with respect to its investments. Brokerage commissions in connection with the purchase and sale of securities for the Company’s portfolio during the years 2008, 2009 and 2010 amounted to $10,761, $25,026, and $8060, respectively.
Although Cooke & Bieler, L.P. may not use commissions paid on Company portfolio transactions to obtain brokerage or research services, Cooke & Bieler has advised the Company that certain brokers who receive commissions from the Company make statistical and research services available to Cooke & Bieler. Such services consist of items such as basic reports on specific companies, quarterly updates on specific companies, statistical analyses of a specific industry, reports on the outlook for a particular industry, economic analyses of the domestic and foreign economies and analyses of standard portfolios (for example, diversification and beta factors) and reports of economic statistics. To the extent that they have value, these services may benefit not only the Company but also Cooke & Bieler and its other clients. However, the expenses of the Company will not necessarily be reduced as a result of the receipt of such services. The Company has been further advised that it is the policy of Cooke & Bieler to recommend for transactions of the Company those brokers who in its judgment will provide the best price and execution. In reaching its decision, Cooke & Bieler considers such factors as the rate of commission to be paid by the Company with rates paid by other institutional investors, the price of the security, the size, type and difficulty of the transaction and the brokers’ general execution and operational facilities. Consistent with the overall policy of obtaining the best price and execution, the Company may from time to time pay brokerage commissions in excess of those which another broker might have charged in effecting the same transaction in recognition of the value of research services provided by the broker.
Item 22. Capital Stock and Other Securities
The only class of capital stock authorized by the Company is Common Stock.
The following information applies to the common stock:
(1)	Dividend rights: each share has equal dividend rights, such rights to be determined by the Board of Directors.

(2)	Voting rights: one vote per share, cumulative voting for election of directors.

(3)	Liquidation rights: each share has equal liquidation rights, pro rata, after payment of all liabilities.

(4)	Preemptive rights: holders shall have preemptive rights in any issue for cash.

(5)	Conversion rights: none.

(6)	Redemption provisions: See Items 6 of Part A and 23 of Part B.

(7)	Sinking fund provisions: none.

(8)	Liability to further calls or assessment: none.
Item 23. Purchase, Redemption, and Pricing of Shares
The redemption price for shares upon written request will be the net asset value per share as next computed after receipt of such request in good order by the Company. Payment for shares redeemed will be made typically within several days after receipt, if in good order, but no later than seven days after the valuation date.
Shares are generally redeemed for cash, but under certain circumstances may be redeemed in kind. In either event, the redemption will be a taxable event to a shareholder, and thus could result in a capital gain, capital loss, or, in certain cases, ordinary income to the shareholder. Shareholders are urged to consult their tax advisors as to the tax consequences of the redemption in their particular circumstances.
The Company may follow the practice of distributing selected appreciated securities to meet redemptions of certain shareholders and may, within certain limits, use the selection of securities distributed to meet such redemptions as a tax efficient management tool. By distributing appreciated securities the Company can reduce its position in such securities without realizing capital gains. Since the Company does not distribute its shares, the distribution of portfolio securities also enables the Company to avoid the forced sales of securities to raise cash for meeting redemptions. The Company has adopted a policy of meeting shareholder redemptions in part through the distribution of readily marketable securities. A redeeming shareholder of the Company who received securities would incur no more or less taxable income than if the redemption had been paid in cash.
The Company will only distribute readily marketable securities, which would be valued pursuant to the Company’s valuation procedures. However, a shareholder will incur brokerage charges and other costs and may be exposed to market risk in selling the distributed securities.
The net asset value per share is computed by dividing the total value of the assets of the Company, less its liabilities, by the total number of outstanding shares. Computations are made in accordance with generally accepted accounting principles, valuing each listed security at its last sale price on the day on which the determination is made, or if no price is available, the latest bid price is used. Securities traded over-the-counter are valued at the mean of the latest available bid and asked prices. Securities for which quotations are not readily available, restricted securities and other assets are valued at fair value as determined in good faith by the Board of Directors. Securities listed on the NASDAQ National Market System are valued in accordance with the NASDAQ official closing price.
Item 24. Taxation of the Fund
The following is only a summary of certain additional federal income tax considerations generally affecting the Company and its shareholders that is intended to supplement the discussion contained in the Company’s prospectus. No attempt is made to present a detailed explanation of the tax treatment of the Company or its shareholders, and the discussion here and in the Company’s prospectus is not intended as a substitute for careful tax planning. Shareholders are urged to consult with their tax advisors with specific reference to their own tax situations, including their state, local, and foreign tax liabilities.
The following general discussion of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder as in effect on the date of this SAI. New legislation, as well as administrative changes or court decisions, may significantly change the conclusions expressed herein, and may have a retroactive effect with respect to the transactions contemplated herein.
Qualification as a RIC. The Company intends to qualify and will elect (or has elected) to be treated as a “regulated investment company” (“RIC”) under Subchapter M of the Code. By following such a policy, the Company expects to eliminate or reduce to a nominal amount the federal taxes to which it may be subject. The Board reserves the right not to maintain the qualification of the Company as a regulated investment company if it determines such course of action to be beneficial to shareholders.

In order to be taxable as a RIC, the Company must distribute annually to its shareholders at least 90% of the Company’s net investment income (generally net investment income plus the excess of net short-term capital gains over net long-term capital losses, less operating expenses) and at least 90% of the Company’s net tax exempt interest income, for each tax year, if any, to its shareholders (“Distribution Requirement”) and also must meet several additional requirements. Among these requirements are the following: (i) at least 90% of the Company’s gross income each taxable year must be derived from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock, securities, or foreign currencies, and certain other related income, including, generally, certain gains from options, futures, and forward contracts derived with respect to its business of investing in such stock, securities or currencies, and net income derived from an interest in a qualified publicly traded partnership; (ii) at the end of each fiscal quarter of the Company’s taxable year, at least 50% of the market value of its total assets must be represented by cash and cash items, U.S. government securities, securities of other RICs and other securities, with such other securities limited, in respect to any one issuer, to an amount not greater than 5% of the value of the Company’s total assets or more than 10% of the outstanding voting securities of such issuer, including the equity securities of a qualified publicly traded partnership; and (iii) at the end of each fiscal quarter of the Company’s taxable year, not more than 25% of the value of its total assets is invested in the securities (other than U.S. government securities or securities of other RICs) of any one issuer or two or more issuers that the Company controls and which are engaged in the same, or similar, or related trades or businesses, or the securities of one or more qualified publicly traded partnerships.
If the Company fails to satisfy the qualifying income in any taxable year, the Company may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If these relief provisions are not available to the Company for any year in which it fails to qualify as a RIC, all of its taxable income will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and its distributions (including capital gains distributions) generally will be taxable as ordinary income dividends to its shareholders, subject to the dividends received deduction for corporate shareholders and lower tax rates on qualified dividend income for individual shareholders.
Federal Excise Tax. Notwithstanding the Distribution Requirement described above, which only requires the Company to distribute at least 90% of its annual investment company income and does not require any minimum distribution of net capital gain, the Company will be subject to a nondeductible 4% federal excise tax to the extent it fails to distribute, by the end of any calendar year, at least 98% of the Company’s ordinary income for that year and 98.2% of the Company’s capital gain net income (the excess of short- and long-term capital gain over short- and long-term capital loss, less any undistributed capital gains subjected to corporate level rates described below) for the one-year period ending on October 31 of that year, plus certain other amounts. The Company intends to make sufficient distributions to avoid liability for federal excise tax, but can make no assurances that such tax will be completely eliminated. The Company may in certain circumstances be required to liquidate the Company investments in order to make sufficient distributions to avoid federal excise tax liability at a time when the investment adviser might not otherwise have chosen to do so, and liquidation of investments in such circumstances may affect the ability of the Company to satisfy the requirement for qualification as a RIC.

Shareholder Treatment. The Company’s dividends that are paid to its corporate shareholders and are attributable to qualifying dividends it received from U.S. domestic corporations may be eligible, in the hands of such shareholders, for the corporate dividends received deduction, subject to certain holding period requirements and debt financing limitations. Generally, and subject to certain limitations (including certain holding period limitations), a dividend will be treated as a qualifying dividend taxed at a maximum rate to individuals of 15% if it has been received from a domestic corporation or certain foreign corporations. Absent further legislation, the maximum 15% rate on qualified dividend income will not apply to dividends received in taxable years beginning after December 31, 2012. All dividends (including the deducted portion) must be included in your alternative minimum taxable income calculation.
The Company receives income generally in the form of dividends and interest on investments. This income, plus net short-term capital gains, if any, less expenses incurred in the operation of the Company, constitutes the Company’s net investment income from which dividends may be paid to you. Any distributions by the Company from such income will be taxable to you as ordinary income or at the lower capital gains rates that apply to individuals receiving qualified dividend income, whether you take them in cash or in additional shares. Distributions by the Company of its net short-term capital gains will be taxable as ordinary income.
The Company intends to designate its net capital gains as “undistributed capital gains” which will be subject to tax at corporate rates. The Company’s shareholders will be required to include their shares of such undistributed amount into their income for federal income tax purposes as long-term capital gain. Shareholders will be entitled to credit their proportionate shares of the tax paid by the Company on such undistributed amount against their federal income tax liabilities, if any, and to claim refunds on a properly filed U.S. tax return to the extent the credit exceeds such liabilities. For federal income tax purposes, the tax basis of shares owned by a shareholder of the Company will be increased by an amount equal to the difference between the amount of undistributed capital gains included in the shareholder’s gross income and the tax deemed paid by the shareholder as described above.
If the Company’s distributions exceed its taxable income and capital gains realized during a taxable year, all or a portion of the distributions made in the same taxable year may be recharacterized as a return of capital to the shareholders. A return of capital distribution will generally not be taxable, but will reduce each shareholder’s cost basis in the Company and result in a higher reported capital gain or lower reported capital loss when those shares on which the distribution was received are sold.
If the Company declares a distribution to shareholders of record in October, November or December of one year and pays the distribution by January 31 of the following year, the Company and its shareholders will be treated as if the Company paid the distribution by December 31 of the first taxable year.
Any gain or loss recognized on a sale, exchange, or redemption of shares of the Company by a shareholder who is not a dealer in securities will generally, for individual shareholders, be treated as a long-term capital gain or loss if the shares have been held for more than twelve months and otherwise will be treated as a short-term capital gain or loss. However, if shares on which a shareholder has received a net capital gain distribution are subsequently sold, exchanged, or redeemed and such shares have been held for six months or less, any loss recognized will be treated as a long-term capital loss to the extent of the net capital gain distribution. In addition, the loss realized on a sale or other disposition of shares will be disallowed to the extent a shareholder repurchases (or enters into a contract to or option to repurchase) shares within a period of 61 days (beginning 30 days before and ending 30 days after the disposition of the shares). This loss disallowance rule will apply to shares received through the reinvestment of dividends during the 61-day period.
Recent legislation effective beginning in 2013 provides that U.S. individuals with income exceeding $200,000 ($250,000 if married and filing jointly) will be subject to a new 3.8% Medicare contribution tax on their “net investment income,” including interest, dividends, and capital gains (including capital gains realized on the sale or exchange of shares of the Company).
Equalization Accounting. The Company may use the so-called “equalization method” of accounting to allocate a portion of its “earnings and profits,” which generally equals the Company’s undistributed investment company taxable income and net capital gain, with certain adjustments, to redemption proceeds. This method permits the Company to achieve more balanced distributions for both continuing and redeeming shareholders. Although using this method generally will not affect the Company’s total returns, it may reduce the amount that the Company would otherwise distribute to continuing shareholders by reducing the effect of redemptions of Company shares on Company distributions to shareholders. However, the IRS may not have expressly sanctioned the particular equalization method used by a Company, and thus a Company’s use of this method may be subject to IRS scrutiny.
Backup Withholding. The Company will be required in certain cases to withhold at applicable withholding rates and remit to the United States Treasury the amount withheld on amounts payable to any shareholder who (1) has provided the Company either an incorrect tax identification number or no number at all, (2) who is subject to backup withholding by the Internal Revenue Service for failure to properly report payments of interest or dividends, (3) who has failed to certify to the Company that such shareholder is not subject to backup withholding, or (4) has not certified that such shareholder is a U.S. person (including a U.S. resident alien).
Tax Shelter Reporting Regulations. Under U.S. Treasury regulations, if a shareholder recognizes a loss of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the Internal Revenue Service a disclosure statement on Form 8886. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
Item 25. Underwriters — NOT APPLICABLE.
Item 26. Calculation of Performance Data
The Company does not advertise performance data.
Item 27. Financial Statements — The required financial statements are included in a separate section following this item.

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
The Finance Company of Pennsylvania

We have audited the accompanying statement of assets and liabilities of The Finance Company of Pennsylvania (the “Company”), including the schedule of investments, as of December 31, 2010, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the condensed financial information for each of the five years in the period then ended. These financial statements and condensed financial information are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and condensed financial information based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and condensed financial information referred to above present fairly, in all material respects, the financial position of The Finance Company of Pennsylvania as of December 31, 2010, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the condensed financial information for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 28, 2011

STATEMENT OF ASSETS AND LIABILITIES

December 31, 2010

ASSETS

Investments at fair value — unaffiliated (Note 2):
Short Term Investments (identified cost $1,964,776)	$1,964,776
Bonds (identified cost $6,591,196)	6,696,493
Common Stocks & Mutual Funds (identified cost $18,635,501)	44,606,649
Investments at fair value — affiliated (Note 3):
Common Stocks & Mutual Funds (Identified cost $71,399)	2,329,051

Total Investments	55,596,969
Cash	88,261
Accrued interest and dividends receivable	122,179
Prepaid expenses	25,315
Other assets	7,265

Total	55,839,989

LIABILITIES
Accrued expenses and taxes (Note 1)	693,483
Due to Shareholder-Redemption	40,659
Dividends Payable	1,701,561
Covered Call Options written at fair value (premiums received $59,350)	64,755

Total	2,500,458

NET ASSETS	$53,339,531

COMPONENTS OF NET ASSETS
Paid in Capital	$16,796,297
Accumulated Undistributed Net Investment Income	257
Net Accumulated Realized Gain on Investments and Written Options	8,214,285
Net Unrealized Appreciation on Investments and Written Options	28,328,692

Net assets equivalent to $1,182.04 per share on shares of 45,125 $10 par value capital stock outstanding at December 31, 2010 (authorized 232,000 shares)	$53,339,531

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2010

SHORT TERM SECURITIES — 3.68%

Number of		Identified	Fair Value
Shares		Cost	(Note 1)

105,568	Blackrock Fed Fund No. 30	$105,568	$105,568
1,859,208	BNY Mellon Money Market Funds	1,859,208	1,859,208

	Total	1,964,776	1,964,776

BONDS — 12.55%

Principal
Amount

	U.S. GOVERNMENT & AGENCY OBLIGATIONS — 1.85%
$139,471	U.S. Federal Home Loan Mortgage 6% due 7/1/2019	144,392	150,880
434,823	U.S. Federal Home Loan Mortgage 6% due 8/1/2019	440,257	470,279
100,000	U.S. Treasury Bonds 4.375% due 5/15/2040	101,663	100,500
166,909	Government National Mortgage Association 5% due 5/15/2039	172,169	177,446
81,551	Government National Mortgage Association 6% due 4/15/2036	88,112	89,833

		946,593	988,938

	MUNICIPAL BONDS — 10.70%
25,000	Addison Alton Zero-A due 11/15/2011	23,957	24,048
300,000	Allegheny Cnty PA Hosp Dev Auth 1.01% # due 2/1/2037	225,868	203,403
150,000	Austin Tex Conv Enterp 5.75% due 1/1/2016	150,000	150,000
200,000	California Statewide 4.35% due 1/1/2023	200,000	204,352
50,000	Chicago Ill Met Wtr Reclam 7.00% due 1/1/2011	50,000	50,000
40,000	Cuyahoga Cnty OH Eco Dev 7.35% due 6/1/2012	40,615	41,240
35,000	Cuyahoga Cnty OH Eco Dev 8.625% due 6/1/2022	40,680	42,203

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2010

BONDS — (Continued)

Principal		Identified	Fair Value
Amount		Cost	(Note 1)

$100,000	Cuyahoga Cnty OH H 1.25% # due 10/1/2013	$100,000	$100,651
60,000	Dallas Ft.Worth Arpt 6.6% due 11/1/2012	61,461	61,933
30,000	East Baton Rouge LA Mtg Fin zero coupon due 9/10/2014	25,082	25,341
140,000	Fulton Cty GA Devel. Auth 5.75% due 3/1/2014	141,076	133,847
225,000	Glendale Wis Cmnty Dev Auth 4.9% due 10/1/2011,	225,000	228,641
200,000	Goldman Sachs Group Inc. 5.375% due 3/15/2020	194,816	206,958
85,000	Grand Terrace CA Cmty 7.2% due 9/1/2018	93,130	95,945
40,000	Los Alamos 5.15% due 7/1/2012	40,075	41,037
100,000	Louisiana Hsg Fin Agy 4.75% due 6/1/2027	105,858	101,695
265,000	Massachusetts St. Housing 5.962% due 6/1/2017	265,000	276,263
170,000	Montana State Board of Housing 5.5% due 12/1/2037	172,324	176,338
300,000	Verizon New Jersey 8% due 6/1/2022	345,108	357,594
45,000	NJ Economic Dev. Authority 5.178% due 11/1/2015	45,000	46,339
150,000	City of North Little Rock AR zero coupon due 07/20/2014	126,035	125,417
245,000	Ohio Hsg. Fin. Agy. Mtg 5.08% due 9/1/2013	243,529	256,787
200,000	Ohio St Wtr Dev Auth 4.879% due 12/1/2034	200,000	190,310
200,000	Oklahoma Hsg Fin Agy 4.5% 9/1/2024 4.5% due 9/1/2024	211,284	205,332
150,000	Pennsylvania Economic Dev Fing 6.25% due 10/1/2017	153,541	169,328

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2010

BONDS — Concluded

Principal		Identified	Fair Value
Amount		Cost	(Note 1)

$115,000	Peoria Ill School Distr zero coupon due 1/1/2011	$114,974	$115,000
225,000	Peoria Ill School Distr zero coupon due 1/1/2011	224,950	225,000
100,000	Riverside Cnty CA Single GNMA 8.35% due 6/1/2013	112,639	116,464
150,000	Rogers County OK Hsg zero coupon due 07/15/2014	126,345	120,432
100,000	Salt Lake Cnty UT Hosp 5.4% Due 2/15/2012	107,704	102,980
240,000	Salt River Proj Ariz 5% due 1/01/2020	240,726	240,000
100,000	Texas St Transn Commn 5.028% due 4/01/2026	100,000	98,610
320,000	University of Oklahoma 5.6% due 7/1/2020	320,141	331,309
275,000	Wisconsin St Gen Rev 5.2% due 5/1/2018	275,000	290,408
245,000	Wyoming Comnt Development Authority 4.65% due 12/1/2014	245,000	253,822
80,000	Wyoming Comnt Development Authority 4.8% due 6/1/2015	80,000	82,857
215,000	Yorba Linda CA Redev Agy 5.25% due 09/01/2015	217,685	215,671

		5,644,603	5,707,555

	Total Bonds	6,591,196	6,696,493

COMMON STOCKS & MUTUAL FUNDS — 88.00%

Number
of Shares

	PETROLEUM & MINING — 15.96%
111,806	Exxon Mobil Corp.	147,560	8,175,255
20,000	Penn Virginia Corp.	2,292	336,400

	Total	149,852	8,511,655

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2010

COMMON STOCKS & MUTUAL FUNDS — (Continued)

Number		Identified	Fair Value
of Shares		Cost	(Note 1)

	BANKING, INSURANCE & FINANCIAL
	HOLDING COMPANIES — 22.78%
12,100	American Express Co.	$499,861	$519,332
6,200	Chubb Corp	366,042	369,768
167,328	PNC Financial Services Group Inc.	101,120	10,160,156
20,000	Marsh & McLennan Companies Inc.	262,439	546,800
12,000	State Street Corp.	88,500	556,080

	Total	1,317,962	12,152,136

	TECHNOLOGY — 5.05%
10,800	Diebold Inc.	358,918	346,140
3,500	Int’l Business Machines Corp.	83,733	513,660
4,000	LAM Research Corp.*	185,442	207,120
22,000	Microsoft Corp.	683,960	614,240
21,700	Molex Inc. Class A	418,137	409,479
16,975	Tyco Electronics	492,359	600,915

		2,222,549	2,691,554

	SERVICES — 9.53%
14,200	Carnival Corp.	617,141	654,762
11,300	Cintas Corp.	311,743	315,948
6,600	Darden Restaurants Inc.	302,258	306,504
7,500	McDonalds Corp.	101,920	575,700
14,300	Harte Hanks Inc.	205,146	182,611
13,700	Int’l Speedway Corp.	376,979	358,529
8,000	Kohl’s Corp.*	416,134	434,720
6,700	Manpower Inc	366,093	420,492
20,200	Republic Services Inc.	595,789	603,172
6,200	United Parcel Service Class B	431,495	449,996
8,300	WalMart Stores Inc.	421,297	447,619
17,800	Western Union Co	332,561	330,546

		4,478,556	5,080,599

	CONSUMER PRODUCTS — 5.08%
17,300	Avon Products Inc	492,334	502,738
11,000	Coca Cola Co.	9,597	723,470
7,900	Colgate Palmolive Co.	434,959	634,923

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2010

COMMON STOCKS & MUTUAL FUNDS — (Continued)

Number		Identified	Fair Value
of Shares		Cost	(Note 1)

6,900	Diageo PLC Sponsored ADR	$472,642	$512,877
32,000	Steelcase Inc. Class A	271,469	338,240

		1,681,001	2,712,248

	MANUFACTURING & DIVERSIFIED — 8.94%
9,200	Avery Dennison	330,437	389,528
8,800	Bemis Company	261,291	287,408
8,000	Berkshire Hathaway B*	352,582	640,880
12,700	Dover Corp.	249,365	742,315
18,000	Dow Chemical Co.	116,338	614,520
7,500	Emerson Electric Co.	57,084	428,775
22,100	General Electric Co.	417,327	404,209
9,100	Illinois Tool Works	474,426	485,940
6,900	Kimberly-Clark Corp.	315,999	434,976
8,200	Tyco International Ltd.	319,876	339,808

	Total	2,894,725	4,768,359

	HEALTHCARE — 4.18%
5,000	Becton Dickinson & Co.	133,907	422,600
12,600	Johnson and Johnson	69,355	779,310
13,000	Merck & Co. Inc.	138,569	468,520
10,400	Quest Diagnostics Inc.	538,499	561,288

		880,330	2,231,718

	ADVERTISING & COMMUNICATIONS — 2.63%
20,000	Verizon Communications Inc.	151,231	715,600
26,000	Vodaphone Group PLC	602,862	687,180

		754,093	1,402,780

	INTERNATIONAL — 9.48%
30,629	Oakmark International Fund I	547,345	594,514
86,880	Dreyfus International Stock I	1,094,690	1,190,258
40,818	Harbor International Funds	1,865,000	2,471,508
16,602	Vanguard Emerging Mkts. Stock Index Fund	749,398	799,320

		4,256,433	5,055,600

See Notes to Financial Statements

PORTFOLIO OF INVESTMENTS

December 31, 2010

COMMON STOCKS & MUTUAL FUNDS — Concluded

Number		Identified	Fair Value
of Shares		Cost	(Note 1)

	DIVERSIFIED HOLDING — 4.37%
732	Pennsylvania Warehousing and Safe Deposit Company (Note 3)	$71,399	$2,329,051

	Total Common Stocks	18,706,900	46,935,700

	Total Investments — 104.23%	$27,262,872	55,596,969

	Liabilities in excess of assets other than securities — (4.23%)		(2,257,438)

	NET ASSETS — 100%		$53,339,531

* Non-income producing.

# Variable rate security, rate disclosed is as of 12/31/2010

ADR – American depository receipt

See Notes to Financial Statements

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

INVESTMENT INCOME:
Income:
Dividends	$847,792
Dividends from affiliates (Note 3)	131,760
Interest	300,596

Total	1,280,148

Expenses:
Accounting	68,019
Compensation	165,000
Compliance fees	80,778
Custodian	27,770
Directors’ fees	61,375
Insurance	28,459
Investment advisory fees (Note 9)	119,514
Printing and postage	13,214
Professional fees	107,643
Other office and administrative	64,656

Total	736,428

Net investment income	543,720

REALIZED AND UNREALIZED GAIN (LOSS):
Net realized gain from:
Investment transactions	3,212,371
In-kind transfers (Note 5)	717,891
Written options	33,985

Net realized gain	3,964,247

Net change in unrealized appreciation/depreciation on:
Investments	1,392,876
Investments in affiliate	126,463
Written options	(14,834)

Net change in unrealized appreciation/depreciation	1,504,505

Net realized and unrealized gain on investments	5,468,752
Capital gains tax payable on behalf of shareholders (Note 1)	(559,457)

Net increase in net assets resulting from operations	$5,453,015

See Notes to Financial Statements

STATEMENT OF CHANGES IN NET ASSETS

For the Year Ended December 31,

	2010	2009

Increase (Decrease) in Net Assets from:
Operations:
Net investment income	$543,720	$775,985
Net realized gain on investments	3,964,247	1,837,186
Change in net unrealized appreciation/depreciation on investments	1,504,505	2,591,621
Capital gains tax payable on behalf of shareholders (Note 1)	(559,457)	—

Net increase in net assets resulting from operations	5,453,015	5,204,792
Undistributed net investment income included in price of shares redeemed	(10,769)	(10,227)
Realized (gain)/loss from security transactions included in price of shares redeemed	(13,984)	4,895
Dividends to shareholders from net investment income	(533,066)	(765,583)
Dividends to shareholders from short-term capital gains	(1,633,922)	(1,874,552)
Capital Share Transactions:
(Exclusive of amounts allocated to investment income and net realized gain from security transactions) (Note 1):
Cost of shares of capital stock redeemed	(748,780)	(480,427)

Total increase in net assets	2,512,494	2,078,898
Net Assets:
Beginning of year	50,827,037	48,748,139

End of year [including undistributed net investment income of $257 and $372 respectively]	$53,339,531	$50,827,037

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2009

1. SIGNIFICANT ACCOUNTING POLICIES
The Finance Company of Pennsylvania (the “Company”) is registered under the Investment Company Act of 1940, as amended, as a regulated open-end investment company. On April 21, 1964, the stockholders approved amendments to the Articles of Incorporation whereby, since that date, the Company has held itself ready to redeem any of its outstanding shares at net asset value. Net asset value for redemptions is determined at the close of business on the day of formal tender of shares or the next day on which the New York Stock Exchange is open. There were 679 and 471 shares of capital stock redeemed during the years ended December 31, 2010 and 2009, respectively.

The following is a summary of significant accounting policies consistently followed by the Company in the preparation of its financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America.

Portfolio Valuation
Equity securities and exchange traded options that are listed on an exchange are valued at the last quoted sales price. When valuing equity securities that are not listed on an exchange or have not traded, the Company uses the mean between the bid and asked prices for that day. Fixed income securities are valued on the basis of prices provided by pricing services. In determining the value of a particular investment, pricing services may use certain information with respect to transactions in such securities, market transactions in comparable securities and various relationships between securities. When valuing fixed income securities that mature within sixty days, the Company uses amortized cost. It is the responsibility of the Company’s Board of Directors (the “Board”) to establish fair valuation procedures. When valuing securities for which market quotations are not readily available or for which the market quotations that are available are considered unreliable, the Company determines a fair value in good faith in accordance with these procedures. As of December 31, 2010, Pennsylvania Warehousing and Safe Deposit Company is a non-marketable security priced at fair value as determined by the Board. (See Note 2)

Federal Income Taxes
No provision has been made for Federal income taxes other than capital gains tax because the Company has elected to be taxed as a regulated investment company meeting certain requirements of Subchapter M of the Internal Revenue

NOTES TO FINANCIAL STATEMENTS — Continued

Code. As such, the Company is paying the applicable Federal capital gains tax for shareholders and retaining the net balance for reinvestment, except to the extent that such gains are considered to have been distributed to redeeming shareholders.

Equalization
The Company follows the accounting practices known as “equalization” by which a portion of the costs of redemption of capital shares equivalent to the amount, on a per share basis, of distributable investment income on the date of the transaction is charged to the undistributed income, so that undistributed income per share is unaffected by Company shares redeemed. Similarly, on redemptions, a pro rata portion of realized capital gains is charged against undistributed realized gains.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

Bond Maturity Dates
Bonds in the portfolio of investments with a call or reset feature will have an effective maturity date earlier than the stated maturity. For such bonds, the stated maturity date is listed first and the call or reset date, if any, is listed second.

Investing in Government Sponsored Agency Securities
The Company invests in United States Government sponsored entities. Such sponsored entities, although chartered and sponsored by the U.S. Congress, are not funded by Congressional appropriations and are neither guaranteed nor insured by the United States Government.

Inflation-Indexed Bonds
Inflation-indexed bonds are fixed income securities whose principal value is periodically adjusted according to the rate of inflation. If the index measuring inflation falls, the principal value of inflation-indexed bonds will be adjusted downward, and consequently the interest payable on these securities (calculated with respect to a smaller principal amount) will be reduced. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed in the case of U.S. Treasury inflation-indexed bonds. For bonds that do not provide a

NOTES TO FINANCIAL STATEMENTS — Continued

similar guarantee, the adjusted principal value of the bond repaid at maturity may be less than the original principal.

Security Transactions, Investment Income, and Realized Gain/Loss
Security transactions are accounted for on the trade date. Dividend income, distributions from other investment companies, and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on an accrual basis. Expenses are recorded on an accrual basis. Realized gains and losses are based on the specific identified cost method for both financial and Federal income tax purposes.

2. FAIR VALUE MEASUREMENT
In accordance with FASB ASC 820-10, fair value is defined as the price that the Company would receive upon selling an investment in a timely transaction to an independent buyer in the principal or most advantageous market of the investment. ASC 820-10 establishes a three-tier hierarchy to maximize the use of observable market data and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, for example, the risk inherent in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments)

Management has determined the value of its investment in Pennsylvania Warehousing and Safe Deposit Company using a combination of valuation techniques, including the dividend discount and net asset value methodologies.

NOTES TO FINANCIAL STATEMENTS — Continued

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used as of December 31, 2010 in valuing the Company’s investments carried at fair value:

		Level 2	Level 3
	Level 1	Significant	Significant
	Quoted	Observable	Unobservable
	Price	Inputs	Inputs	Total Value

Assets
Investments in securities Common stock	$39,551,049	$—	$2,329,051	$41,880,100
U.S. government and agency obligations	—	988,938	—	988,938
Municipal bonds	—	5,707,555	—	5,707,555
Mutual funds	5,055,600	—	—	5,055,600
Short-term investments	1,964,776	—	—	1,964,776

Total	$46,571,425	$6,696,493	$2,329,051	$55,596,969

Liabilities
Written options	$64,755	$—	$—	$64,755

*	See Portfolio of Investments for values by industry classification.

In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 amends Topic 820, Fair Value Measurements and Disclosures to add new requirements for disclosures about significant transfers into and out of Levels 1 and 2, and to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis). The update clarifies existing disclosure requirements provided by ASC 820 regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. The Company has adopted the amended guidance and determined that there was no material impact to the Company’s financial statements except for the additional disclosure made in the notes. The Company discloses significant transfers between levels based on valuations at the end of the year. For the year ended December 31, 2010, there were no transfers between Levels 1 and 2.

NOTES TO FINANCIAL STATEMENTS — Continued

A roll forward of fair value investments using significant unobservable inputs (Level 3) at December 31, 2010 were as follows:

Common
Stock

Beginning Balance, 12/31/2009	$2,202,588
Purchases	—
Sales	—
Total Unrealized Gain	126,463

Ending Balance, 12/31/2010	$2,329,051

3. NON-MARKETABLE SECURITY OF AFFILIATE
There is no ready market for the below listed security. Fair value is established by the Board.

Pennsylvania Warehousing and Safe Deposit Company is defined as an affiliate under the Investment Company Act of 1940 in that the Company owns 5% or more of the outstanding voting securities of such company. Further, if at the time of public sale of any of these shares the Company would be deemed a “control person,” it would be necessary to register such shares under the Securities Act of 1933 prior to their sale. The Company has owned shares of Pennsylvania Warehousing and Safe Deposit Company since 1917. As of December 31, 2010 the Pennsylvania Warehousing and Safe Deposit Company owns 4.62% of the outstanding shares of the Company.

For the
Year Ended
		December 31, 2010			December 31, 2010
		Percent	Identified	Fair	Dividend
Shares		Owned	Cost	Value	Income

732	Pennsylvania Warehousing and Safe Deposit Company	16.94%	$71,399	$2,329,051	$131,760

4. DERIVATIVE INSTRUMENTS

In accordance with FASB ASC 815-10, the Company has disclosed information intended to enable financial statement users to understand how and why the

NOTES TO FINANCIAL STATEMENTS — Continued

Company uses derivative instruments, how derivatives are accounted for under ASC 815-10 and how derivative instruments affect the Company’s financial position, results of operations, and cash flows.

Market risks of investing in derivatives
Derivative instruments are investments whose values are tied to the value of an underlying security or asset, a group of assets, interest rates, exchange rates, currency or an index. The Company periodically invests in options contracts. Derivatives may have little or no initial cash investment value relative to their market value exposure and therefore can produce significant gains or losses in excess of their cost. This is sometimes referred to as leverage. Leverage can magnify a portfolio’s gains and losses and therefore increase its volatility. A portfolio’s investments in derivatives may increase, decrease or change the level or types of exposure to certain risk factors. The market risk exposure from investing in option contracts is price volatility.

Price volatility risk
Derivatives tied to equity are exposed to potential price volatility. The prices of equity securities change in response to many factors, including a company’s historical and prospective earnings, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity. Due to the complexities of markets, events in one market or sector may adversely impact other markets or sectors. Transactions in listed securities are settled/paid for upon delivery with its counterparties. Therefore, the risk of counterparty default for listed securities is considered minimal, as delivery of securities sold is only made once a portfolio has received payment. Payment is made on a purchase once the securities have been delivered by the counterparty. The trade will fail if either party fails to meet its obligations.

Options Contracts
The Company may write covered call options as a means of increasing the yield on its assets and as a means of providing limited protection against decreases in its market value. When the Company writes an option, if the underlying security does not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised, and the Company will realize as profit the premium received for such option. When a call option written by the Company is exercised, the Company will be required to sell the underlying securities to the option holder at the strike price, and will not participate in any increase in the price of such securities above the strike price.

NOTES TO FINANCIAL STATEMENTS — Continued

At December 31, 2010 the Company has written covered calls as follows:

	Expiration	Exercise	Premium	Number of	Fair
Common Stock	Date	Price	Received	Contracts	Value

PNC Financial Services Group Inc.	5/21/2011	$65.00	$19,890	10,000	$25,400
Coca Cola Co.	5/21/2011	$65.00	$1,900	2,500	$6,975
Dover Corp.	3/19/2011	$55.00	$15,800	5,000	$25,500
Berkshire Hathaway B	3/19/2011	$85.00	$21,760	8,000	$6,880

			$59,350		$64,755

Transactions in written covered calls for year ended December 31, 2010 were as follows:

	Contracts	Premium

Outstanding at December 31, 2009	77,700	$254,390
Covered Calls written during the period	25,500	59,350
Covered Calls exercised during the period	(53,400)	(189,003)
Covered Calls expired during the period	(14,300)	(16,588)
Covered Calls closed during the period	(10,000)	(48,799)

Outstanding at December 31, 2010	25,500	$59,350

The following is a summary of the location of derivatives on the Company’s Statement of Assets and Liabilities as of December 31, 2010

Location on the Statements of Assets and Liabilities
Derivative Type	Liability Derivatives

Equity Contract	Covered call options written, at fair value

The following is a summary of the Company’s derivative instrument holdings categorized by primary risk exposure as of December 31, 2010:

Liability Derivatives Value
Total Value	Number of Shares in
At December 31, 2010	equity contracts

$59,350	25,500

NOTES TO FINANCIAL STATEMENTS — Continued

The following is a summary of the effect of derivative instruments on the statement of operations for the year ended December 31, 2010.

			Change in Unrealized
	Location of Gain (Loss) on	Realized Gain on Derivatives	Appreciation on Derivatives
Derivative Type	Derivatives Recognized in Income	Recognized in Income	Recognized in Income

Equity contract	Net realized gain from written options, Net change in unrealized appreciation/depreciation on written options	$33,985	$14,834

5. PURCHASES AND SALES OF SECURITIES
The aggregate cost of securities purchased, the proceeds from sales and maturities of investments, and the cost of securities sold for the year ended December 31, 2010 were:

	Historical
	Cost of	Proceeds from	Cost of
	Investments	Sales and	Securities Sold
	Purchased	Maturities	and Maturities

Common Stocks and mutual funds	$20,486,518	$23,037,197	$19,867,262
U.S. Government & Agency Obligations	101,672	122,053	107,755
Municipal Bonds	1,556,125	916,488	919,385

Total	$22,144,315	$24,075,738	$20,894,402

The amounts above do not include the fair value and cost of shares distributed in connection with redemptions. During the year ended December 31, 2010, the Company distributed common stock with fair value of $725,669 and cost of $7,778. The related gain of $717,891 has been disclosed in the Company’s Statement of Operations.

6. DISTRIBUTIONS TO SHAREHOLDERS
Ordinary income and short term capital gain distributions are determined in accordance with Federal tax regulations, which may differ from accounting principles generally accepted in the United States of America.

NOTES TO FINANCIAL STATEMENTS — Continued

The tax character of dividends and distributions declared by the Company was as follows:

	For the	For the Year
	Year Ended	Ended
	December 31, 2010	December 31, 2009

Distributions paid from Ordinary Income	$2,166,988	$2,640,135

7. TAX MATTERS
For U.S. federal income purposes, the cost of securities owned, gross unrealized appreciation, gross unrealized depreciation and net unrealized appreciation/depreciation of investments at December 31, 2010 was as follows:

	Gross	Gross	Net Unrealized
	Unrealized	Unrealized	Appreciation/
Cost	Appreciation	Depreciation	(Depreciation)

$27,363,137	$28,487,700	$253,868	$28,233,832

The difference between the book basis and the tax basis of net unrealized appreciation/(depreciation) is attributed primarily to the tax deferral of losses on wash sales.

FASB ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Management has concluded that as of December 31, 2010, there were no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure.

The Company files U.S. Federal and Pennsylvania state tax returns. No income tax returns are currently under examination. The Company’s federal tax and state returns remain open for examination for the years ended December 31, 2007 through December 31, 2010.

8. LEASE
The Company rents office space from an affiliate and has not entered into a formal lease agreement. The lessor company’s president is an officer and director of the Company. Minimum annual rental for this space is $19,071.

NOTES TO FINANCIAL STATEMENTS — Continued

9.	OTHER INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2010
Directors of the Company, who are not also employees, are paid a fee for attendance at meetings of the Board of Directors and its committees. Compensation of those Directors amounted to $61,375. The compensation of Officers of the Company, who are also employees of the Company, amounted to $165,000.

Investment advisory fees payable monthly to Cooke & Bieler, LP, are based on the monthly closing equity portfolio value, less the value of certain investments at an annual rate of 0.50%. Cooke & Bieler, L.P. earned $99,969 for their services during the year ended December 31, 2010.

Investment advisory fees payable monthly to Schroder Investment Management North America Inc. are based on the monthly closing bond portfolio value at an annual rate of 0.30%. Schroder Investment Management North America Inc. earned $19,545 for their services during the year ended December 31, 2010.

10. INTEREST RATE RISK
The Company is also subject to interest rate risk. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates. Investments in debt securities with long-term maturities may experience significant price declines if long-term interest rates increase.

11. NEW LEGISLATION
On December 22, 2010, The Regulated Investment Company Modernization Act of 2010 (the “Modernization Act”) was signed by The President. The Modernization Act is the first major piece of legislation affecting Regulated Investment Companies (“RICs”) since 1986 and it modernizes several of the federal income and excise tax provisions related to RICs. Some highlights of the enacted provisions are as follows:

The Modernization Act contains simplification provisions, which are aimed at preventing disqualification of a RIC for “inadvertent” failures of the asset diversification and/or qualifying income tests. Additionally, the Modernization Act repealed the 60-day designation requirement for certain types of pay-through income and gains.

Finally, the Modernization Act contains several provisions aimed at preserving the character of distributions made by a fiscal year RIC during the portion of its taxable year ending after October 31 or December 31, reducing the circumstances under which a RIC might be required to file amended Forms 1099 to restate previously reported distributions.

NOTES TO FINANCIAL STATEMENTS — Concluded

Except for the simplification provisions related to RIC qualification, the Modernization Act is effective for taxable years beginning after December 22, 2010. The provisions related to RIC qualification are effective for taxable years for which the extended due date of the tax return is after December 22, 2010. Management does not believe this legislation will have a significant impact on the Company.

12. SUBSEQUENT EVENTS
In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued. Management has determined that there are no material events that would require disclosure in the Company’s financial statement through this date.

CONDENSED FINANCIAL INFORMATION

Selected data for each share of capital stock outstanding throughout each period:

	Years Ended December 31,
	2010	2009	2008	2007	2006

Investment Income	$28.37	$31.13	$41.84	$42.43	$41.58
Expenses	16.32	14.19	15.27	16.47	14.14

Net Investment Income	12.05	16.94	26.57	25.96	27.44
Dividends from net investment income	(11.75)	(16.65)	(26.32)	(25.54)	(27.16)
Dividends from short term capital gains	(36.21)	(40.93)	(5.53)	(22.75)	(16.85)
Net realized gain (loss) and increase (decrease) in unrealized appreciation	108.29	96.86	(356.12)	36.84	189.55

Net increase (decrease) in net assets value	72.38	56.22	(361.40)	14.51	172.98
Net assets value:
Beginning of year	1,109.66	1,053.44	1,414.84	1,400.33	1,227.35

End of year	$1,182.04	$1,109.66	$1,053.44	$1,414.84	$1,400.33

Net Assets at end of Period (in millions)	$53.3	$50.8	$48.7	$66.9	$66.9
Annual ratio of expenses to average net assets	1.43%	1.38%	1.16%	1.22%*	1.05%
Annual ratio of net investment income to average net assets	1.06%	1.65%	2.02%	1.92%	2.03%
Annual portfolio turnover rate	44.22%	37.53%	16.49%	18.10%	18.94%
Annual Total Investment Return	10.84%	10.80%	(23.43%)	4.49%	17.68%
Number of shares outstanding at end of period in thousands	45	46	46	47	48

*	Net of 0.04% of expenses reimbursed

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2010
(Unaudited)

PURCHASES

STOCKS

	Changes	Balance
	During	December 31,
	the Period	2010
	Number of Shares

Avon Products Inc.	10,200	17,300
Carnival Corp.	14,200	14,200
Chubb Corp	6,200	6,200
Diageo PLC Sponsored ADR	1,000	6,900
Dreyfus International Stock I	86,880	86,880
Eaton Corp.	4,900	—
Int’l Speedway Corp.	4,900	13,700
Kohl’s Corp.	14,000	8,000
LAM Research Corp.	8,000	4,000
Manpower Inc.	6,700	6,700
Oakmark International Fund I	30,629	30,629
Republic Services Inc.	7,800	20,200
Tyco Int’l Ltd.	8,200	8,200
Western Union Co.	35,600	17,800

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2010
(Unaudited)

SALES

STOCKS

	Changes	Balance
	During	December 31,
	the Period	2010
	Number of Shares

American Express	5,000	12,100
Artisan International Fund	81,558	—
Avon Products Inc.	10,200	17,300
Briggs & Stratton Corp	7,600	—
Carnival Corp.	14,200	14,200
Chubb Corp	6,200	6,200
Diageo PLC Sponsored ADR	1,000	6,900
Eaton Corp.	12,500	—
Frontier Communications Inc.	4,800	—
Harte Hanks Inc	18,000	14,300
Int’l Speedway Corp	4,900	13,700
Kohl’s Corp.	6,000	8,000
LAM Research Corp.	4,000	4,000
Manpower Inc.	6,700	6,700
Pitney Bowes Inc.	20,000	—
Western Union Co.	17,800	17,800

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2010
(Unaudited)

PURCHASES

BONDS

	Changes	Balance
	During	December 31,
	the Period	2010
	Number of Units

U.S. Treasury Bonds 4.375% due 5/15/2040	100,000	100,000
Austin Tex Conv Enterp 5.750% due 1/01/2016	150,000	150,000
California Statewide 4.375% due 1/1/2023	200,000	200,000
Chicago Ill Met Wtr Reclam 7.00% due 1/1/2011	50,000	50,000
Louisiana Hsg Fin Agy 4.75% due 6/1/2027	100,000	100,000
Oklahoma Hsg Fin Agy 4.5% due 9/1/2024	200,000	200,000
Ohio St Wtr Dev Auth 4.879% due 12/1/2034	200,000	200,000
Salt River Proj Ariz 5% due 1/1/2020	240,000	240,000
Texas St Transn Commn 5.028% due 4/1/2026	100,000	100,000

CHANGES IN THE PORTFOLIO OF INVESTMENTS
(Exclusive of Short-Term Investments)
For the Six Months Ended December 31, 2010
(Unaudited)

CALLS

BONDS

	Changes	Balance
	During	December 31,
	the Period	2010
	Number of Units

Dallas Ft.Worth Arpt. 6.6% due 11/1/2012	35,000	60,000
Government National Mortg Assoc 6% due 4/15/2036	16,397	81,551
Government National Mortg Assoc 5% due 5/15/2039	39,804	166,909
Grand Terrace CA Cmty 7.2% 9/1/2018	10,000	85,000
Los Alamos 5.15% 7/1/12	15,000	40,000
Massachusetts St. Hsg. 5.962% due 6/1/2017	20,000	265,000
Miami-Dade Cnty FL 5.2% due 10/1/2031	135,000	—
NJ Econ Dev Authority 5.178% 11/2015	10,000	45,000
Ohio Hsg. Fin. Agy. Mtg. 5.57% due 9/1/2038	40,000	—
Montana State Board of Housing 5.5% 12/2037	30,000	170,000
New Hampshire St Bus 4.875% 10/01/35	200,000	—
Texas St Go Ser A Call 7% due 12/1/2010	70,000	—
U.S. Treasury Inflation Protected Security 2.5% due 1/15/2029	100,000	—
U.S. Federal Home Loan Mortgage 6% due 8/1/2019	22,432	434,823
U.S. Federal Home Loan Mortgage 6% due 7/1/2019	6,266	139,471
Yorba Linda CA Redev Agy 5.25% 9/2015	30,000	215,000

PART C
Item 28. Exhibits
(a)	Articles of Incorporation as amended December 29, 1961 and April 21, 1964 are incorporated by reference to Exhibit (1) of the Company’s Post Effective Amendment No. 21 to its Registration Statement on Form N-1A.

(b)(1)	By-Laws as amended through February 19, 1997 are incorporated by reference to Exhibit 2(a) of the Company’s Post Effective Amendment No. 21 to its Registration Statement on Form N-1A.

(b)(2)	By-laws as amended through November 10, 2004 are incorporated by reference to Exhibit (b)(2) of the Company’s Post Effective Amendment No. 29 to its Registration Statement on Form N-1A.

(d)(1)	Investment Advisory Contract between the Company and Cooke & Bieler, L.P. dated April 29, 2005 is incorporated by reference to Exhibit (d)(1) of the Company’s Post Effective Amendment No. 29 to its Registration Statement on Form N-1A.

(d)(2)	Investment Advisory Agreement between the Company and Schroder Investment Management North America Inc. dated April 29, 2005 is incorporated by reference to Exhibit (d)(2) of the Company’s Post Effective Amendment No. 29 to its Registration Statement on Form N-1A.

(g)(i)	Custodian Agreement between the Company and PFPC Trust Co. dated December 18, 2000 is incorporated by reference to Exhibit (d) of the Company’s Post Effective Amendment No. 25 to its Registration Statement on Form N-1A.

(g)(ii)	Notice of Assignment of Custody Agreement between the Company and The Bank of New York Mellon effective December 6, 2010 is filed herewith.

(p)(i)	Code of Ethics under Rule 17j-1 of the Company is incorporated by reference to Exhibit p(i) of the Company’s Post Effective Amendment No. 24 to its Registration Statement on Form N-1A.

(p)(ii)	Code of Ethics under Rule 17j-1 of Cooke & Bieler, L.P. is incorporated by reference to Exhibit p(ii) of the Company’s Post Effective Amendment No. 33 to its Registration Statement on Form N-1A.

(p)(iii)	Code of Ethics under Rule 17j-1 of Schroder Investment Management North America Inc. is filed herewith.
Item 29. Persons Controlled by or Under Common Control with the Fund
     NONE
Item 30. Indemnification
Sections 1741 et seq. of the Pennsylvania Business Corporation Law (the PBCL) provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable unless a court determines upon application that the person is fairly and reasonably entitled to indemnification despite the adjudication of liability. However, Section 1746 of the PBCL provides that the other sections of the law are not exclusive and that further indemnification may be provided by by-law, agreement or otherwise except where the act or failure to act giving rise to a claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The corporation is required to indemnify directors and officers against expenses they may incur in defending actions against themselves as such directors or officers if they are successful on the merits or otherwise in the defense of such actions.
The Company’s By-Laws also provide indemnification to the directors and officers of the Company to the fullest extent permitted by law. The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to directors and officers for liabilities.
Item 31. Business and Other Connections of the Investment Adviser — NONE.
Item 32. Principal Underwriters — NOT APPLICABLE.
Item 33. Location of Accounts and Records
Mr. Charles Mather, III, President, The Finance Company of
Pennsylvania, 400 Market Street, Suite 425,
Philadelphia, Pennsylvania 19106.

Cooke & Bieler, L.P.
1700 Market Street, Suite 3222
Philadelphia, Pennsylvania 19103
Schroder Investment Management North America Inc.
875 Third Avenue, 22nd Floor
New York, New York 10022
The Bank of New York Mellon
2 Hanson Place, 8th Floor
Brooklyn, New York 11217
Item 29. Management Services — NONE.
Item 30. Undertakings — NOT APPLICABLE.

SIGNATURES
     Pursuant to the requirements of the Investment Company Act of 1940, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Philadelphia and Commonwealth of Pennsylvania on the 25th day of May, 2011.

THE FINANCE COMPANY OF PENNSYLVANIA
By:	/s/ Charles E. Mather III
Charles E. Mather, III, President